SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ]	Preliminary Proxy Statement	[ ]	Soliciting Material Under Rule 14a-12
[ ]	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials

Linear Technology Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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LINEAR TECHNOLOGY CORPORATION

___________________________

Notice of Annual Meeting of Stockholders
To Be Held on November 4, 2015

TO THE STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Linear Technology Corporation, a Delaware corporation (the “Company”), will be held on November 4, 2015 at 3:00 p.m., local time, at the Company’s principal executive offices, located at 720 Sycamore Drive, Milpitas, California 95035, for the following purposes:

1.	To elect seven (7) directors to serve until the next Annual Meeting of Stockholders and until their successors are elected.
2.	To approve the Company’s amendment to the 2005 Employee Stock Purchase Plan to increase number of shares reserved for issuance thereunder.
3.	To hold an advisory vote on executive compensation.
4.	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending July 3, 2016.
5.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Only stockholders of record of the Company’s common stock at the close of business on September 8, 2015, the record date, are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.

Pursuant to rules promulgated by the Securities and Exchange Commission (“SEC”), we have elected to provide access to our proxy materials over the Internet. Accordingly, the Company will mail, on or about September 25, 2015, a Notice of Internet Availability of Proxy Materials (the “Notice”) to stockholders of record and beneficial owners at the close of business on September 8, 2015. On the date of mailing of the Notice, all stockholders and beneficial owners will have the ability to access all of the proxy materials on a website referred to in the Notice. These proxy materials will be available free of charge.

The Notice will identify the website where the proxy materials will be made available; the date, time and location of the Annual Meeting; the matters to be acted upon at the meeting and the Board of Directors’ recommendation with regard to each matter; a toll-free telephone number, an e-mail address, and a website where stockholders can request a paper or e-mail copy of the Proxy Statement, our Annual Report to stockholders and a form of proxy relating to the Annual Meeting; information on how to access the form of proxy; and information on how to obtain directions to attend the meeting and vote in person.

All stockholders are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the meeting, you are urged to vote as promptly as possible using one of the following methods: (1) by using the Internet as instructed on the enclosed proxy card, (2) by telephone by calling the toll-free number as instructed on the enclosed proxy card or (3) by marking, signing, dating and returning the enclosed proxy card in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the Annual Meeting may vote in person even if such stockholder has returned a proxy card.

FOR THE BOARD OF DIRECTORS

/s/ Donald P. Zerio

Donald P. Zerio
Secretary

Milpitas, California

September 17, 2015

YOUR VOTE IS IMPORTANT.

PLEASE VOTE OVER THE INTERNET, BY TELEPHONE OR BY RETURNING THE ENCLOSED PROXY CARD WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.  IF YOU RECEIVED A PAPER PROXY CARD AND VOTING INSTRUCTIONS BY MAIL, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD OR VOTE BY TELEPHONE AS PROMPTLY AS POSSIBLE IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.

LINEAR TECHNOLOGY CORPORATION

___________________________

PROXY STATEMENT

FOR

2015 ANNUAL MEETING OF STOCKHOLDERS

___________________________

INFORMATION CONCERNING SOLICITATION

AND VOTING

General

The enclosed Proxy Statement is solicited on behalf of the Board of Directors of Linear Technology Corporation, a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders to be held on November 4, 2015, at 3:00 p.m., local time, or at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Company’s principal executive offices, located at 720 Sycamore Drive, Milpitas, California 95035. The telephone number at that location is (408) 432-1900.

These proxy solicitation materials and the Company’s Annual Report to Stockholders for the year ended June 28, 2015, including financial statements, were mailed on or about September 25, 2015 to known stockholders entitled to vote at the Annual Meeting.

Record Date and Voting Securities

Stockholders of record at the close of business on September 8, 2015 (the “Record Date”) are entitled to notice of and to vote at the meeting. As of the Record Date 244,468,199 shares of the Company’s common stock, par value $0.001 per share, were issued and outstanding. No shares of preferred stock are outstanding.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before the shares are voted by proxy at the Annual Meeting by delivering to the Company (Attention: Donald P. Zerio, Vice President of Finance, Chief Financial Officer and Secretary) a written notice of revocation or by timely executing and delivering, by Internet, telephone, or in person at the Annual Meeting, another proxy dated as of a later date.

Voting Rights and Solicitation of Proxies

On all matters other than the election of directors, each share has one vote.

Each stockholder voting for the election of directors may cumulate such stockholder’s votes and give one candidate a number of votes equal to the number of directors to be elected (which number is currently set at seven) multiplied by the number of shares held by such stockholder, or may distribute such stockholder’s votes on the same principle among as many candidates as the stockholder may select. However, no stockholder will be entitled to cumulate votes unless at least one stockholder has, prior to the voting, given notice at the meeting of the stockholder’s intention to cumulate votes. If any stockholder gives such notice, all stockholders may cumulate their votes for the election of directors. Stockholders may not, however, cumulate votes against a nominee. In the event that cumulative voting is invoked, the proxy holders will have the discretionary authority to vote all proxies received by them in such a manner as to ensure the election of as many of the Board of Directors’ nominees as possible.

The Company will bear the cost of soliciting proxies. Solicitation of proxies by mail may be supplemented by one or more of telephone, telegram, facsimile, e-mail or personal solicitation by directors, officers or regular employees of the Company. No additional compensation will be paid to these persons for these services. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to beneficial owners.

Quorum; Abstentions; Broker Non-Votes

Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Inspector of Elections. The Inspector will also determine whether or not a quorum is present. Except in certain specific circumstances or as discussed below, the affirmative vote of a majority of shares present in person or represented by proxy at a duly held meeting at which a quorum is present is required under Delaware law and the Company’s Bylaws for approval of proposals presented to stockholders. A quorum consists of the presence, in person or by proxy, of a majority of outstanding shares of the Company’s common stock entitled to vote.

When proxies are properly dated, executed and returned, the shares represented by those proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no instructions are indicated on a properly executed proxy, the shares represented by that proxy will be voted as recommended by the Board of Directors. If any other matters are properly presented for consideration at the Annual Meeting, the persons named in the enclosed proxy card and acting thereunder will have discretion to vote on those matters in accordance with their best judgment. The Company does not currently anticipate that any other matters will be raised at the Annual Meeting.

Pursuant to Delaware law, the Inspector will include shares that are voted “AGAINST” or “ABSTAIN” on a particular matter among the shares present and entitled to vote for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting generally, and also among the shares voting on that particular matter (the “Votes Cast”). Broker non-votes on a particular matter will be counted for purposes of determining the presence of a quorum, but will not be counted for purposes of determining the number of “Votes Cast” with respect to the matter on which the broker has expressly not voted. Accordingly, broker non-votes will not affect the determination as to whether the requisite approval has been obtained with respect to a particular matter.

In the election of directors, you may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to each of the nominees. If you choose to abstain in the election of directors, the abstention will not affect the results of the election. In tabulating the voting results for the election of directors, the Inspector will only include shares that are voted “FOR” or “AGAINST”. You also may cumulate your votes as described above, although you may not cumulate your votes against a nominee.

Bylaws and Board Policy Regarding Election of Directors

Our Bylaws provide generally that, in the election of directors, each of the seven nominees receiving the highest number of “FOR” votes will be elected as a director.  Notwithstanding the foregoing, the Bylaws also provide that in uncontested director elections – i.e., elections in which no more than seven persons are nominated a nominee will not be elected if he or she receives “AGAINST” votes from stockholders holding a majority of the outstanding shares entitled to vote for the election of directors.

Under Delaware law, if a nominee who is already serving as a director is not reelected at an annual meeting, the director will continue to serve on the Board as a “holdover director,” until a successor can be elected or appointed as a replacement. In order to avoid this situation, in a circumstance where one of our directors is not reelected as a result of receiving “AGAINST” votes from stockholders holding a majority of outstanding shares entitled to vote, each incumbent director seeking reelection, as a condition of re-nomination, is required to submit a written resignation letter to the Chairman of the Nominating and Corporate Governance Committee prior to the election. The resignation letter will become effective only if the incumbent director fails to be reelected as a result of receiving “AGAINST” votes from stockholders holding a majority of the outstanding shares entitled to vote for the election of directors. In such case, the Board, after review and advice from the Nominating and Governance Committee, will consider the circumstances leading to the directors’ failure to be reelected and then decide whether to accept or reject the resignation based upon the Board’s determination of the best interests of our stockholders.

Deadline for Receipt of Stockholder Proposals

Stockholders are entitled to present proposals for action at a forthcoming Annual Meeting of Stockholders if they comply with the requirements of the Company’s Bylaws and the proxy rules established by the SEC. Stockholders’ proposals that are to be submitted for inclusion in the Company’s proxy statement and form of proxy card for next year’s Annual Meeting must be received by the Company no later than 120 days prior to the one year anniversary date of the mailing of this Proxy Statement. Assuming a mailing date of September 25, 2015 for this Proxy Statement, the deadline for stockholder proposals for next year’s Annual Meeting will be May 28, 2016.

In addition, under the Company’s Bylaws, a stockholder wishing to make a proposal at next year’s Annual Meeting, including nominating someone other than management’s slate of nominees for election to the Board of Directors, must submit that proposal to the Company not less than 90 days prior to the meeting (or, if the Company gives less than 100 days notice of the meeting, then within 10 days after that notice). The Company may refuse to acknowledge any proposal not made in compliance with the foregoing procedure.

The attached proxy card grants the proxy holders discretionary authority to vote on any matter raised at this year’s Annual Meeting. In addition, assuming a mailing date of September 25, 2015 for this Proxy Statement, the proxy holders at next year’s Annual Meeting will have similar discretionary authority to vote on any matter that is submitted to the Company after August 11, 2016.

Internet and Electronic Availability of Proxy Materials

In accordance with rules and regulations adopted by the SEC, instead of mailing a printed copy of the Company’s proxy materials to all stockholders entitled to vote at the Annual Meeting, the Company is furnishing the proxy materials to its stockholders over the Internet. If you received a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) by mail, you will not receive a printed copy of the proxy materials. Instead, the Notice of Internet Availability will instruct you as to how you may access and review the proxy materials and submit your vote via the Internet. If you received a Notice of Internet Availability by mail and would like to receive a printed copy of the proxy materials, please follow the instructions for requesting such materials included in the Notice of Internet Availability. These proxy materials will be available free of charge.

The Company expects to mail the Notice of Internet Availability on or about September 25, 2015, to all stockholders entitled to vote at the Annual Meeting. On the date of mailing of the Notice of Internet Availability, all stockholders and beneficial owners will have the ability to access all of the Company’s proxy materials on a website referred to in the Notice of Internet Availability.

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominees

The Company’s Bylaws currently provide for a Board of seven directors. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company’s seven nominees named below, all of whom are currently directors of the Company. In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any substitute nominee who is designated by the current Board of Directors to fill the vacancy. It is not expected that any nominee listed below will be unable or will decline to serve as a director. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as to ensure the election of as many of the nominees listed below as possible, and, in such event, the specific nominees to be voted for will be determined by the proxy holders. In any event, the proxy holders cannot vote for more than seven persons. The term of office of each person elected as a director will continue until the next Annual Meeting of Stockholders or until a  successor has been elected and qualified.

The names of the nominees, and certain information about them as of September 8, 2015, are set forth below.

			Director
Name of Nominee	Age	Principal Occupation	Since
Robert H. Swanson, Jr.	77	Executive Chairman and Former Chief Executive Officer of the Company	1981
Lothar Maier	60	Chief Executive Officer of the Company	2005
Arthur C. Agnos	77	Former Mayor of San Francisco, CA	2010
John J. Gordon	69	Former Senior Investment Officer of State Farm Mutual Automobile Insurance Company	2010
David S. Lee	78	Chairman, Cortelco, Inc.	1988
Richard M. Moley	76	Former Chairman, President and Chief Executive Officer, StrataCom, Inc.	1994
Thomas S. Volpe	64	Former Chief Executive Officer, Dubai Group LLC	1984

There are no family relationships among the Company’s directors and executive officers.

Mr. Swanson, a founder of the Company, has served as Executive Chairman of the Board of Directors since January 2005. Prior to that time he served as Chairman of the Board of Directors and Chief Executive Officer since April 1999, and prior to that time as President, Chief Executive Officer and a director of the Company since its incorporation in September 1981. From August 1968 to July 1981, he was employed in various positions at National Semiconductor Corporation, a manufacturer of integrated circuits, including Vice President and General Manager of the Linear Integrated Circuit Operation and Managing Director in Europe. Mr. Swanson has a B.S. degree in Industrial Engineering from Northeastern University. Mr. Swanson’s qualifications to sit on our Board of Directors result from his more than four decades of experience in the semiconductor industry, including his role as the Company’s founder and his 25 years of experience as our Chief Executive Officer.

Mr. Maier was named Chief Executive Officer of the Company in January 2005. Prior to that, Mr. Maier served as the Company’s Chief Operating Officer from April 1999 to January 2005. Before joining the Company, Mr. Maier held various management positions at Cypress Semiconductor Corp. from July 1983 to March 1999, most recently as Senior Vice President and Executive Vice President of Worldwide Operations. He holds a B.S. degree in Chemical Engineering from the University of California at Berkeley. Mr. Maier serves on the board of directors of FormFactor, Inc. Mr. Maier’s qualifications to sit on our Board of Directors result from his three decades of experience in the semiconductor industry, including ten years as our Chief Executive Officer.

Mr. Agnos serves on the Board of Directors of Global Food Technologies and he formerly served as a Director of Countrywide Treasury Bank until July 2008. From February 2001 to September 2005, Mr. Agnos served as a consultant for E.J. De La Rosa & Co., Inc., an investment banking firm. Mr. Agnos has extensive experience in executive roles and decision-making at the federal, state and local government levels as Mayor of San Francisco, as an elected member of the California State Legislature and as a senior Presidential appointee in the U.S. Department of Housing and Urban Development. Mr. Agnos began his elective career in the California legislature, where he served as Chair of the Joint Legislative Audit Committee. He has served as the Chair of the Assembly Ways and Means Health and Welfare Subcommittee of the California legislature. From June 1993 to January 2002, he was the Regional Director of the U.S. Department of Housing and Urban Development in the Pacific-Hawaii region. Mr. Agnos received a B.A. from Bates

College and a Master in Social Work from Florida State University. Mr. Agnos’ qualifications to sit on our Board of Directors result from his experiences in various leadership positions within federal and state governments.

Mr. Gordon was employed by State Farm Mutual Automobile Insurance Company from October 1976 until his retirement in March 2012, in its investment department, as an investment analyst and since 1999 as Senior Investment Officer. From 1981 to March 2012, Mr. Gordon was involved in the analysis and selection of equity investments, specifically in the areas of technology and telecommunications and participated in the management of investment portfolios for the State Farm Companies and its Associates’ Mutual Funds. Mr. Gordon serves on the Board of Directors of Westminster Village, Inc. and Liberty Reach, Inc. Mr. Gordon received a B.A. in Economics from the University of Michigan in 1971 and an M.B.A. from Illinois State University in 1981. Mr. Gordon is a Chartered Financial Analyst. Mr. Gordon’s qualifications to sit on our Board of Directors result from his 35 years of experience as a financial analyst, which we believe enables him to provide valuable perspectives on the Company’s corporate planning, budgeting, and financial reporting.

Mr. Lee is Chairman of the Board of Cortelco, Inc., a member of the Board of Vizio Inc., Daily Wellness Co., Future Dial, Huatek, and a Regent Emeritus of the University of California. He also serves as a member of the Silver Lake Council, a private equity firm. Mr. Lee originally co-founded Qume Corporation in 1973 and served as Executive Vice President until it was acquired by ITT Corporation in 1978. After the acquisition, Mr. Lee held the positions of Executive Vice President of ITT Qume until 1981, and President through 1983. From 1983 to 1985, he served as a Vice President of ITT and as Group Executive and Chairman of its Business Information Systems Group. In 1985, he became President and Chairman of Data Technology Corp. (“DTC”), and in 1988, DTC acquired and merged with Qume. Mr. Lee served as a member of the President’s Council on the 21st Century Workforce, appointed by President George Bush. Mr. Lee also served as an advisor to Presidents George Bush and Bill Clinton on the Advisory Committee on Trade Policy and Negotiation (Office of the U.S. Trade Representative/Executive Officer of the President) and to Governor Pete Wilson on the California Economic Development Corporation (CalEDC) and the Council on California Competitiveness. Mr. Lee is a past Commissioner of the California Postsecondary Education Commission, and founded and served as Chairman of the Chinese Institute of Engineers, the Asian American Manufacturers’ Association and the Monte Jade Science and Technology Association. Mr. Lee is also a founder and member of the board of directors of the Tech Museum of Innovation. Mr. Lee received an M.S. from North Dakota State University and a B.S. and an honorary doctorate from Montana State University. Mr. Lee’s qualifications to sit on our Board of Directors result from his years of executive experience in the high technology industry, augmented by his knowledge and exposure to international matters particularly in the Asia-Pacific region.

Mr. Moley served as Chairman, President and Chief Executive Officer of StrataCom, Inc., a network systems company, from June 1986 until its acquisition by Cisco Systems, Inc., a provider of computer internetworking solutions, in July 1996. Mr. Moley served as Senior Vice President and board member of Cisco Systems until November 1997, when he became a consultant and private investor. Mr. Moley served in various executive positions at ROLM Corporation, a telecommunications company, from 1973 to 1986. Prior to joining ROLM, he held management positions in software development and marketing at Hewlett-Packard Company. Mr. Moley serves as a director of Calient Networks. Mr. Moley received a B.S. degree in Electrical Engineering from Manchester University, an M.S. degree in Electrical Engineering from Stanford University and an M.B.A. degree from Santa Clara University. Mr. Moley’s qualifications to sit on our Board of Directors result from his years of executive experience in the high technology industry.

Mr. Volpe served as Chief Executive Officer of Dubai Group LLC from February 2007 until March 2010, and as Managing Member of Volpe Investments LLC, a risk capital firm, since July 2001. From December 1999 to June 2001, Mr. Volpe served as Chairman of Prudential Volpe Technology Group. Mr. Volpe served as Chief Executive Officer of Volpe Brown Whelan & Company, LLC (formerly Volpe, Welty & Company), a private investment banking and risk capital firm, from its founding in April 1986 until its acquisition by Prudential Securities in December 1999. Until April 1986, he was President and Chief Executive Officer and member of the Board of Directors of Hambrecht & Quist Incorporated, an investment banking firm with which he had been affiliated since 1981. Mr. Volpe is a member of the board of directors of 7th Inning Stretch, LLC, EFG-Hermes Holding Company and Minor League Baseball. Mr. Volpe received an A.B. in Economics from Harvard University, a M.Sc. in Economics from the London School of Economics and an M.B.A. from the Harvard Business School. Mr. Volpe’s qualifications to sit on our Board of Directors result from his extensive experience with global companies, his financial expertise and his years of experience providing strategic advisory services to complex organizations.

Board Meetings and Committees

The Board of Directors of the Company held a total of seven meetings during fiscal year 2015. No director attended fewer than 75% of the meetings of the Board of Directors and the Board committees upon which he was then serving. All directors attended our 2014 Annual Stockholders’ Meeting, except for Mr. Agnos.

Audit Committee

The Audit Committee currently consists of directors Gordon, Lee, Moley and Volpe, and held a total of eight meetings during fiscal year 2015.  Mr. Volpe is Chairman of the Audit Committee

The responsibilities of our audit committee include:

•	approving the appointment, including all audit and non-audit services to be provided by, and compensation of our independent registered public accounting firm;
•	evaluating the qualifications, independence and performance of our independent registered public accounting firm;
•	reviewing the general scope of our accounting activities, financial reporting, quarterly reports, annual audit, matters relating to internal control systems, and the results of the annual audit; and
•	providing oversight with respect to related party transactions. No such transactions were proposed or approved during fiscal 2015.

The Audit Committee is governed by a written charter, which can be found on the Company’s website at www.linear.com.

The Audit Committee has reviewed and the Board of Directors has determined that Mr. Volpe, the Chairman of the Audit Committee, is an “Audit Committee Financial Expert,” as defined in applicable SEC rules, and that each member of the Audit Committee qualifies as financially sophisticated under applicable Nasdaq listing standards.

Compensation Committee

The Compensation Committee of the Board of Directors currently consists of directors Agnos, Gordon, Moley and Volpe, and held a total of five meetings during fiscal year 2015. Mr. Moley is Chairman of the Compensation Committee.

The responsibilities of the Compensation Committee include:

•	reviewing and approving executive compensation policies relating to the salaries and bonus plans for and payments to our executive officers;
•	reviewing and recommending to the Board changes with respect to the compensation of our directors; and
•	overseeing our equity compensation plans, including the adoption, amendment and termination of such plans.

The Compensation Committee is governed by written charter, which can be found on the Company’s website at www.linear.com.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee currently consists of directors Agnos, Gordon and Lee, and held two meetings during fiscal year 2015. Mr. Lee is Chairman of the Nominating and Corporate Governance Committee.

The responsibilities of the Nominating and Corporate Governance Committee include:

•	proposing nominees for election as directors by the Company’s stockholders at the Annual Meeting;
•	reviewing the size and composition of the Board as well as determining the criteria for membership;
•	identifying, evaluating and recommending candidates for membership on the Board, including nominations by stockholders of candidates for election to the Board;
•	making recommendations to the Board regarding the membership of the committees of the Board; and
•	reviewing and recommending to the Board changes with respect to corporate governance practices and policies.

The Nominating and Corporate Governance Committee is governed by a written charter, which can be found on the Company’s website at www.linear.com.

Corporate Governance Matters

Policy for Director Recommendations and Nominations

The Nominating and Corporate Governance Committee considers candidates for Board membership proposed by the Board of Directors, management and the Company’s stockholders. It is the policy of the Nominating and Corporate Governance Committee to consider recommendations for candidates to the Board from stockholders holding at least 5% of the total outstanding shares of the Company. These stockholders must have held their shares continuously for at least twelve months prior to the date of the submission of the recommendation. The Nominating and Corporate Governance Committee will consider a nominee recommended by the Company’s stockholders in the same manner as a nominee recommended by members of the Board of Directors or management.

A stockholder who desires to recommend a candidate for election to the Board of Directors should direct the recommendation in writing to the Company, attention of:

Nominating and Corporate Governance Committee
c/o Linear Technology Corporation
720 Sycamore Drive
Milpitas, CA 95035

The notice must include:

•	the candidate’s name, and home and business contact information;
•	detailed biographical data and relevant qualifications of the candidate;
•	a signed letter from the candidate confirming his or her willingness to serve;
•	information regarding any relationships between the candidate and the Company within the last three years; and
•	evidence of the required ownership of common stock by the recommending stockholder.

In addition, a stockholder may nominate a person for election to the Board of Directors directly at the Annual Meeting of Stockholders, provided the stockholder has met the advance notice and other requirements set forth in the Company’s Bylaws and the rules and regulations of the SEC related to stockholder nominees and proposals. The process for properly submitting a stockholder proposal, including a proposal to nominate a person for election to the Board of Directors at an Annual Meeting, is described above in the section entitled “Deadline for Receipt of Stockholder Proposals.”

Where the Nominating and Corporate Governance Committee either identifies a prospective nominee or determines that an additional or replacement director is required, the Nominating and Corporate Governance Committee may take such measures as it considers appropriate in connection with evaluating the director candidate, including candidate interviews, inquiry of the person or persons making the recommendation or nomination, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the Committee, the Board of Directors or management. In its evaluation of director candidates, including the members of the Board of Directors eligible for re-election, the Committee considers a number of factors, as set forth in the Nominating and Corporate Governance Committee charter. Such factors include:

•	The current size and composition of the Board of Directors and the needs of the Board and of the respective Board committees.
•

Such factors as judgment, independence, character and integrity, area of expertise, diversity of experience (including age, gender, international background, race and professional experience), length of service and potential conflicts of interest.

•	Such other factors as the committee may consider appropriate.

As noted above, diversity is one of the numerous criteria the Nominating and Corporate Governance Committee reviews and considers before recommending a candidate.

The Nominating and Corporate Governance Committee has also specified the following minimum qualifications that it believes must be met by a nominee for a position on the Board:

•	The highest personal and professional ethics and integrity.
•	Proven achievement and competence in the nominee’s field and the ability to exercise sound business judgment.
•	Skills that are complementary to those of the existing Board members.
•	The ability to assist and support management and make significant contributions to the Company’s success.
•	An understanding of the fiduciary responsibilities that are required of a member of the Board, and the commitment of time and energy necessary to diligently carry out those responsibilities.

In connection with its evaluation, the Nominating and Corporate Governance Committee determines whether it will interview potential nominees. After completing the evaluation and interview, the Committee makes a recommendation to the full Board of Directors as to the persons who should be nominated for election to the Board, and the Board of Directors determines the actual nominees after considering the recommendation and report of the Committee.

Stockholder Communications to Directors

Stockholders may communicate directly with the members of the Company’s Board of Directors by sending a written communication to the Board of Directors (or any individual director) at the following address: c/o Chief Financial Officer, Linear Technology Corporation, 720 Sycamore Drive, Milpitas, California 95035. All communications will be compiled by the Company’s Chief Financial Officer and submitted to the Board or an individual director, as appropriate, on a periodic basis.

The Company strongly recommends and expects all incumbent directors and nominees for election to attend the Annual Meeting, absent extenuating circumstances.

Independence of Directors

In July 2015, the Board of Directors undertook a review of the independence of its directors and considered whether any of them had a material relationship with the Company or its management that could compromise his ability to exercise independent judgment in carrying out his responsibilities. As a result of this review, the Board of Directors affirmatively determined that all of the directors of the Company, with the exception of Mr. Swanson, the Company’s Executive Chairman and former Chief Executive Officer, and Mr. Maier, the Company’s current Chief Executive Officer, are independent of the Company and its management under applicable SEC and Nasdaq corporate governance standards. In addition, the Board determined that each of the members of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee satisfies the definition of independent director as established by applicable SEC, Nasdaq and Internal Revenue Code standards.

As part of each regularly scheduled meeting of the Board of Directors, the independent directors meet separately from management and any non-independent directors.

Code of Business Conduct and Ethics

The Board of Directors has adopted a Code of Business Conduct and Ethics that is applicable to all employees, executive officers and directors of the Company, including the Company’s senior financial and executive officers. This Code is intended to deter wrongdoing and promote ethical conduct among the Company’s directors, executive officers and employees. The Code of Business Conduct and Ethics is available on the Company’s website at www.linear.com. The Company also intends to post any amendments to or waivers from the Code of Business Conduct and Ethics on its website.

Board Leadership Structure

The Company currently has no specific policy regarding the separation of the roles of Executive Chairman and CEO. Any decision regarding such separation is made by the Board based on the best interests of the Company and its stockholders under the circumstances existing at the time. Currently, the roles of CEO and Executive Chairman are held by two different individuals. The CEO is responsible for setting the strategic direction for the Company, the day-to-day operations, leadership and directing performance of the Company. The Executive Chairman of the Board also is involved in setting the strategic direction of the Company and additionally provides guidance to the CEO, sets the agenda for Board meetings and presides over meetings of the full Board. Mr. Swanson, our Executive Chairman, is an employee of the Company and is therefore not “independent.” The Board believes that this leadership structure provides an appropriate allocation of roles and responsibilities at this time.

The Board’s Oversight of Risk

The Board of Directors is responsible for overseeing the major risks facing the Company, while management is responsible for the assessing and mitigating the Company’s risks on a day-to-day basis. In addition, the Board has delegated oversight of certain categories of risk to the Audit and Compensation Committees. The Audit Committee reviews and discusses with management significant financial and nonfinancial risk exposures and the steps management has taken to monitor, control and report such exposures. The Compensation Committee oversees management of risks relating to the Company’s compensation plans and programs. In performing their oversight responsibilities, the Board, Compensation Committee and Audit Committee periodically discuss with management the Company’s policies with respect to risk assessment and risk management. The Audit and Compensation Committees report to the Board as appropriate on matters that involve specific risk that each Committee oversees.

Vote Required and Recommendation of Board of Directors

Each of the seven nominees receiving the highest number of “FOR” votes will be elected as a director, provided that such nominee does not receive “AGAINST” votes from stockholders holding a majority of the outstanding shares entitled to vote for the election of directors. As discussed above, each nominee has already submitted a letter of resignation that will become effective only if the nominee does receive “AGAINST” votes from stockholders holding a majority of the outstanding shares, which resignation may be accepted or rejected by the Board. “ABSTAIN” votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business at the meeting, but have no other legal effect upon the election of directors under Delaware law.

THE COMPANY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” ALL NOMINEES SET FORTH ABOVE.

PROPOSAL TWO

APPROVAL OF AN AMENDMENT TO THE 2005 EMPLOYEE STOCK PURCHASE PLAN TO INCREASE NUMBER OF SHARES RESERVED FOR ISSUANCE THEREUNDER

The Company’s stockholders are being asked to approve an amendment to the Company’s 2005 Employee Stock Purchase Plan (the “Purchase Plan”) to increase the number of shares of common stock available for sale under the Purchase Plan by an additional 2,000,000 shares.

Reasons Why You Should Vote in Favor of this Proposal

Since its initial public offering in 1986, the Company has offered its non-executive employees the opportunity to buy shares of the Company’s common stock at a discount typically through payroll deductions under an employee stock purchase plan program.  The Board of Directors believes that it is in the best interest of the Company and its stockholders to continue offering employees this opportunity.  In the highly competitive technology industry in which the Company competes for talent, the Company believes that offering an employee stock purchase program is critical to its ability to maintain competitive.  The number of shares available for issuance under the current Purchase Plan, however, is running low.  If the proposed amendment is approved by the Company’s stockholders, the number of shares available under the Purchase Plan will increase, and the Purchase Plan will continue to be a significant part of the Company’s overall equity compensation strategy with respect to our non-executive employees.  If, however, this Proposal is not approved, the Company may be restricted in its ability to offer competitive compensation to employees, and the Company’s business and ability to increase long-term stockholder value could be adversely affected.

Approval of the amendment to the Purchase Plan requires the affirmative vote of a majority of the Votes Cast on the proposal at the Annual Meeting.

Background for this Proposal

The Purchase Plan was adopted by the Board and approved by the stockholders in 2005, and 1,000,000 shares were initially reserved for issuance thereunder. In 2009, the Board and stockholders increased the number of shares reserved for issuance under the Purchase Plan by 2,000,000 shares to 3,000,000 shares, of which 2,522,198 shares have been issued. As of June 28, 2015, there were 1,128 employees participating in the offering period then in progress under the Purchase Plan. In the most recently completed offering period, 1,068 employees participated, purchasing approximately 130,000 shares of common stock (with an approximate value of $5,100,000 on the date of purchase) at a purchase price of $39.19 per share.  As of June 28, 2015 approximately 2,050 employees were eligible to participate in the Purchase Plan.  No executive officers or non-employee directors are currently allowed to participate in the Purchase Plan.

The term of the Purchase Plan is indefinite, but the number of shares available under the Purchase Plan has declined as shares have been issued.  Since adoption, 2,522,198 shares have been issued under the Purchase Plan.  Thus, the total number of shares currently available for issuance as of June 28, 2015 is 477,802, not including the 2,000,000 share increase that is a subject of this Proposal.  If stockholders approve this Proposal, the total number of shares available for future sale under the Purchase Plan will be 2,477,802.  Based on current forecasts and estimated participation rates, if the increase is not approved, it is anticipated that the Purchase Plan could run out of available shares as soon as the offering period commencing in May 2016.  As the 2016 Annual Meeting of Stockholders is currently expected to be held in November 2016, this year’s Annual Meeting is the last opportunity to add shares to the Purchase Plan prior to the May-October 2016 offering period.

In reaching its recommendation to amend the Purchase Plan to reserve an additional 2,000,000 shares available for sale thereunder, the Board considered the historical number of shares of Company common stock purchased under the Purchase Plan in the past three years.  In fiscal years 2013, 2014 and 2015, the numbers of shares purchased under the Purchase Plan were approximately 297,000 shares, 259,000 shares and 272,000 shares, respectively.  Notwithstanding these historical numbers of purchased shares, the actual number of shares that will be purchased under the Purchase Plan in any future year will depend on a number of factors, including the number of participants, the participant’s participation rates and the Company’s stock price.  Based on participation in the most recently completed fiscal year, the additional 2,000,000 shares would be expected to meet the Company’s needs for eight years, although the actual number of shares purchased under the Purchase Plan will depend on the factors listed above.

Summary of the Purchase Plan

The following is a summary of the principal features and operation of the amended Purchase Plan. The summary is qualified in its entirety by reference to the text of the amended Purchase Plan set forth in Appendix A.

General

The purpose of the Purchase Plan is to provide employees with an opportunity to purchase the Company’s common stock through payroll deductions and other permitted contributions.  The Purchase Plan was originally adopted by the Board of Directors in July 2005 and approved by the stockholders at the 2005 Annual Meeting.  Subsequently in July 2009, the Board amended the Purchase Plan to add 2,000,000 shares for issuance thereunder, which amendment was approved by the stockholders at the 2009 Annual Meeting.

Authorized Shares

Subject to the provisions of the Purchase Plan, the total number of shares available for sale under the Purchase Plan as of June 28, 2015 was approximately 477,802 (both absent approval of this Proposal).  If the Company’s stockholders approve this Proposal,  the number of shares available for sale under the Purchase Plan will be 2,477,802.   As of June 26, 2015, the closing price per share of the Company’s common stock on the Nasdaq Global Select Market was $45.37.

Oversight

The Board or any standing committee of the Board (the “Committee”) has responsibility for and decision-making authority regarding the operation and implementation of the Purchase Plan, in accordance with its terms.  All questions of interpretation or application of the Purchase Plan are determined by the Committee, and its decisions are final, conclusive and binding upon all participants.

Eligibility

 Each employee of the Company and the Company’s designated subsidiaries who is a common law employee and whose customary employment with the Company or subsidiary is at least twenty hours per week and more than five months in a calendar year (or any lesser number of hours per week and/or number of months per year established by the Committee if required under applicable local law) is eligible to participate in the Purchase Plan. No employee, however, may participate in the Purchase Plan to the extent that (i) at the commencement of an offering period, the employee would own 5% or more of the total combined voting power of all classes of the Company’s (or any parent or subsidiary of the Company) capital stock giving effect to the employee’s anticipated purchases, or (ii) his or her rights to purchase stock under all employee stock purchase plans of the Company (or of any parent or subsidiary of the Company) would accrue at a rate that exceeds $25,000 worth of stock (determined at its fair market value at the beginning of the applicable offering period) in any calendar year.  Under the Purchase Plan as currently administered, directors and officers of the Company may not participate, although the Committee has the power to change this for future offering periods, subject to the terms and conditions of the Purchase Plan.

Offering Period

The Purchase Plan operates in successive offering periods, with the length of each period determined by the Committee up to twenty-seven months.  As currently operated, offering periods last approximately six months, running from approximately May 1 to October 31 and November 1 to April 30.  The Committee has the power at any time to change the length of the offering periods, to subdivide each offering period into multiple purchase periods, and to have multiple offering periods running at one time.

To participate in the Purchase Plan, an eligible employee must authorize the Company to make payroll deductions (or other contributions to the extent permitted by the Committee) under the Purchase Plan.  The Purchase Plan provides that payroll deductions may not be less than 5% and may not exceed 10% of a participant’s compensation during the offering period, subject to any further limitations determined by the Committee.  Currently, the Committee has specified that employees can choose one level of payroll deductions – between 5% and 10% of compensation during the offering period.

Once an employee becomes a participant in the Purchase Plan, the employee automatically will participate in each successive offering period unless and until the employee withdraws from the Purchase Plan or the employee’s employment with the Company (or the designated subsidiary) terminates. Technically, the Purchase Plan operates by each participant being granted a right to purchase shares of common stock at the beginning of each offering period.  That right is then automatically exercised at the end of the offering period (or purchase period, if the offering period has been divided into multiple purchase periods) to the extent of the payroll deductions or other contributions accumulated during that period, unless the participant’s employment with the Company (or the designated subsidiary) terminates earlier.

Purchase Price

The Purchase Plan permits shares of the Company’s common stock to be purchased at a purchase price of 85% of the lesser of the fair market value of the common stock on (i) the first trading day of the offering period, or (ii) the last trading day of a purchase period, if an offering period consists of more than one purchase period, or the last trading day of the offering period itself, if it consists of only one purchase period, subject to any limitations determined by the Committee.  Currently, the way the Purchase Plan is implemented, shares are purchased at only 85% of the fair market value of the common stock on the last day of the offering period.  The Committee may change this implementation, or reduce the amount of the discount for fair market value, at any time for future offering periods.  The fair market value of the Company’s common stock on any relevant date is the closing price per share as reported on the Nasdaq Global Market, or the mean of the closing bid and ask prices if no sales are reported, as quoted on such exchange or reported in The Wall Street Journal.

Payment of Purchase Price; Payroll Deductions

The purchase price for the shares purchased under the Purchase Plan is accumulated by payroll deductions or other contributions throughout each offering period.  The number of shares of the Company’s common stock a participant may purchase in each offering period (or purchase period, if the offering period is divided into purchase periods) is determined by dividing the total amount of payroll deductions and contributions accumulated during that period by the purchase price, subject to any limitations imposed by the Committee.  Currently, as the Purchase Plan is implemented, a participant may not purchase more than 300 shares during any offering period, although the Committee has the ability to change that limit.  During an offering period, a participant may discontinue his or her participation in the Purchase Plan, and may decrease the rate of payroll deductions within limits set by the Committee.

All contributions made for a participant are credited to the participant’s account under the Purchase Plan, are withheld in whole percentages only and are included with the Company’s general funds, which are used for general corporate purposes.  Except as provided in the Purchase Plan, a participant may not make any additional payments into his or her account.

Withdrawal

Generally, a participant may withdraw from an offering period at any time by written or electronic notice to the Company without affecting his or her eligibility to participate in future offering periods.  However, once a participant withdraws from a particular offering period, that participant may not participate again in the same offering period.  In addition, to participate in a subsequent offering period, the participant must deliver to the Company a new enrollment agreement.

Termination of Employment

Upon termination of a participant’s employment for any reason, including disability or death, he or she will be deemed to have elected to withdraw from the Purchase Plan, the contributions credited to the participant’s account at that time will be returned to him or her (or, in the case of death, to the person or persons entitled thereto), and the participant’s participation in the Purchase Plan will automatically terminate.

Adjustments upon Changes in Capitalization, Dissolution, Liquidation, Merger or Change of Control

Changes in Capitalization.    Subject to any required action by the Company’s stockholders, the number and class of shares reserved under the Purchase Plan, the price per share at which shares may be purchased in a pending purchase period, and any share limitations contained in the Purchase Plan will be adjusted by the Committee for any change in the Company’s common stock (whether by stock split, reverse stock split, any dividend or other distribution, combination, recapitalization, reorganization, merger, consolidation, split-up, spin-off, repurchase or exchange).

Dissolution or Liquidation.  In the event of the Company’s proposed dissolution or liquidation, the Committee will shorten all purchase and offering periods then in progress by setting a new ending date, and all pending purchase and offering periods will end on that date.  The new ending date must be prior to the dissolution or liquidation.  If the Committee shortens any purchase or offering period then in progress, the Committee will notify each participant prior to the new ending date that the ending date has been changed to the new date and that purchases under the Purchase Plan will occur automatically on that new date, unless the participant withdraws from the offering period.

Merger or Change of Control.  In the event of any merger or “change of control,” as defined in the Purchase Plan, the successor corporation, or a parent or subsidiary of the successor corporation, may assume or substitute for the Purchase Plan with respect to any pending offering periods at that time.  In the event the successor corporation refuses to assume or substitute for the Purchase Plan, the Committee will shorten all purchase and offering periods then in progress by setting a new ending date, and all purchase and offering periods will end on the new ending date.  The new exercise date must be prior to the effective date of the merger or change of control.  If the Committee shortens any purchase or offering period then in progress, the Committee will notify each participant prior to the new ending date that the ending date has been changed to the new date and that purchases under the Purchase Plan will occur automatically on that new date, unless the participant withdraws from the offering period.

Amendment and Termination of the Plan

The Committee may at any time terminate or amend the Purchase Plan.  Generally, however, no such termination can adversely affect offering periods then in progress, other than that the Committee can change the length of any such offering period.

Summary of U.S. Federal Income Tax Consequences

The following brief summary is intended only as a general guide to the material U.S. federal income tax consequences of participation in the Purchase Plan. The summary is based on existing U.S. laws and regulations, and there can be no assurance that those laws and regulations will not change in the future. The summary does not purport to be complete and does not discuss the provisions of the income tax laws of any municipality, state or foreign country in which the participant may reside. As a result, tax consequences for any particular participant may vary based on individual circumstances.

The Purchase Plan is intended to be an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended.  Under an employee stock purchase plan that qualifies under Section 423, no taxable income is recognized by a participant, and no deduction is allowable to the Company, upon either the grant or the exercise of purchase rights under the plan.  Taxable income is not recognized until there is a sale or other disposition of the shares acquired under the Purchase Plan or in the event the participant should die while still owning the purchased shares.

If the participant sells or otherwise disposes of the purchased shares within two years after the start of the offering period in which the shares were purchased or within one year after the actual purchase date of those shares, then the participant generally will recognize ordinary income in the year of sale or disposition equal to the amount by which the fair market value of the shares on the purchase date exceeded the purchase price actually paid for those shares, and the Company will be entitled to an income tax deduction for the taxable year in which such disposition occurs equal in amount to the income recognized by the participant.  The amount of this ordinary income will be added to the participant’s basis in the shares, and any resulting gain or loss recognized upon the sale or disposition will be a capital gain or loss.  If the shares have been held for more than one year since the date of purchase, the capital gain or loss will be long-term.

If the participant sells or disposes of the purchased shares more than two years after the start date of the offering period in which the shares were acquired and more than one year after the actual purchase date of those shares, then the participant generally will recognize ordinary income in the year of sale or disposition equal to the lesser of (a) the amount by which the fair market value of the shares on the sale or disposition date exceeds the purchase price paid for those shares, or (b) 15% of the fair market value of the shares on the start date of that offering period.  Any additional gain upon the disposition will be taxed as a long-term capital gain.  Notwithstanding the foregoing, however, if the fair market value of the shares on the date of the sale or disposition is less than the original purchase price, there will be no ordinary income recognized, and any loss recognized will be a long-term capital loss.  The Company will not be entitled to an income tax deduction with respect to such loss disposition.

If the participant still owns the purchased shares at the time of death, the lesser of (i) the amount by which the fair market value of the shares on the date of death exceeds the original purchase price or (ii) 15% of the fair market value of the shares on the start date of the offering period in which those shares were purchased will constitute ordinary income in the year of death.

Participation by Employees, Officers and Directors

 Participation in the Purchase Plan by eligible employees is voluntary, and the Purchase Plan is administered at the discretion of the Committee.  Thus in general, future actual participation (if any) by particular individuals cannot now be determined.  Currently, however, non-employee directors and officers of the Company may not participate in the Purchase Plan, although the Committee has the power to change this for employees for future offering periods, subject to the terms of the Purchase Plan.  Thus none of the Named Executive Officers, other officers or non-executive directors purchased any shares under the Purchase Plan during the last fiscal year.

Non-officer employees as a group purchased 272,000 shares under the Purchase Plan, with a dollar value of $10,000,000 (determined based on the fair market value of the shares on the date of purchase, minus the purchase price) during the last fiscal year.

Vote Required; Recommendation of Board of Directors

Approval of the amendment to the Purchase Plan, including the 2,000,000 share increase in the number of shares available for sale thereunder, requires the affirmative vote of a majority of the Votes Cast on the proposal at the Annual Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” THE AMENDMENT TO THE 2005 EMPLOYEE STOCK PURCHASE PLAN, TO INCREASE THE NUMBER OF SHARES AVAILABLE FOR SALE THEREUNDER BY 2,000,000 SHARES.

PROPOSAL THREE

ADVISORY VOTE ON EXECUTIVE COMPENSATION

General

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires publicly traded companies to periodically hold non-binding advisory stockholder votes on the compensation policies and practices set forth in their proxy statements relating to those of their officers designated as “Named Executive Officers.” The requirement, commonly known as a “say-on-pay” vote, enables stockholders to express their views regarding the compensation of their companies’ top executive officers and thus provides the board of directors and compensation committees of these companies information regarding stockholder views on executive compensation.

Accordingly, the Company’s stockholders are being asked at the Annual Meeting to vote on a proposal regarding the compensation philosophy, policies and practices of the Company as a whole for our Named Executive Officers as a group, as described in detail in the “Executive Compensation” section of this Proxy Statement. This vote addresses the overall compensation of all of the Company’s  Named Executive Officers and the entire package of compensation philosophy, policies and practices described in this Proxy Statement. This vote is not intended to address any specific item of compensation or any specific Named Executive Officer.

The Board of Directors believes strongly that the Company’s current compensation programs are right for the Company and our stockholders at the current time. The Company’s current compensation programs are described in detail in the section of this Proxy Statement entitled “Compensation Discussion and Analysis.” The Company’s executive compensation programs are designed to attract, retain, and motivate talented individuals who possess the executive experience and the leadership skills needed by the Company in order to maintain and increase stockholder value. The Company seeks to provide executive compensation that is competitive with that provided by companies in its peer group of analog semiconductor manufacturers, along with other companies with which it competes for talent. The Company also seeks to provide both near-term and long-term financial incentives to our executives that reward them for good performance and achieving financial results and strategic objectives that are expected to contribute to increased long-term stockholder value.

Underlying these incentives is a strong philosophy of “pay for performance” that forms the foundation of decisions regarding the compensation of our executive officers. This compensation philosophy, which has been consistent over many years, is designed to align the interests of our executive officers with the interests of our stockholders and is central to our ability to attract, retain and motivate executive leaders to guide the Company though market challenges over the long-term. For example, the Company’s semi-annual cash bonus plan for officers and key employees is specifically designed to provide executives with higher bonuses when the Company’s financial results are strong and reduced bonuses when results lag. Similarly, executives, as well as other employees, participate in the Company’s profit-sharing program, with payout amounts varying by their very nature with variations in the Company’s operating profit. In addition, the performance metrics used to determine maximum tax deductible bonus amounts payable to Named Executive Officers under the Company’s Executive Bonus Plan are based on annual revenue growth and annual operating profit margin, thus directly tying such amounts to the Company’s financial performance. The result is that, bonus amounts generally represent a constant percentage of profits, but fluctuate up and down in actual dollars based on the Company’s financial performance. See the “Executive Compensation” section for more information.

The Company has demonstrated consistently strong financial performance both in the short-term, e.g. the last fiscal year, and in the long-term over the last 25 years. The Company has consistently maintained high profit margins and generated strong cash flows from operations. The Company believes that its Named Executive Officers have contributed significantly to these achievements. Their tenure with the Company ranges from 14 years to 34 years, with an average of 25 years of experience with the Company, thus both validating the retention aspects of the Company’s compensation approach and, more importantly, providing the Company with consistent, steady and experienced leadership that has been able to guide the Company to consistently strong financial performance over multi-year periods.

The Board of Directors strongly believes in the effectiveness and appropriateness for the Company of its compensation programs. The Company believes this confidence is shared by its stockholders, as evidenced by the favorable vote of 89% of its stockholders on the similar proposal presented at last year’s annual meeting. The Company’s compensation practices have again not changed from fiscal 2014 to fiscal 2015 and the Board hopes that the stockholders will continue to believe in the effectiveness and appropriateness of the Company’s executive compensation program, and will express that belief through a favorable vote on this proposal at this Annual Meeting.

This say-on-pay vote is advisory, and although its results are not binding on the Company, our Board of Directors and its Compensation Committee look forward to the stockholders input it provides as an indication of stockholder sentiment about our executive compensation philosophy, policies and practices. The Board of Directors and the Compensation Committee value the opinions of the Company’s stockholders and they will include that vote among the variety of factors that they consider when setting future compensation for executive officers.

Text of Resolution

“RESOLVED, that the Company’s stockholders approve the compensation of the Company’s  Named Executive Officers, as disclosed in the Company’s Proxy Statement for the Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the other related disclosure.”

Vote Required and Recommendation of the Board of Directors

Approval of the compensation philosophy, policies and practices of the Company as a whole for the Company’s  Named Executive Officers requires the affirmative vote of a majority of the Votes Cast on the proposal at the Annual Meeting.

THE COMPANY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” THE ADVISORY (NON-BINDING) VOTE APPROVING EXECUTIVE COMPENSATION.

PROPOSAL FOUR

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors has selected Ernst & Young LLP, independent registered public accounting firm, to audit the financial statements of the Company for the year ending July 3, 2016, and recommends that the stockholders vote for ratification of such appointment. Although action by the stockholders is not required by law, the Board of Directors believes that it is desirable to request approval of this selection by the stockholders. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection. Ernst & Young LLP has audited the Company’s financial statements since the fiscal year ended June 30, 1982. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement, and are expected to be available to respond to appropriate questions from stockholders.

Fees Paid to Ernst & Young LLP

The following table represents aggregate fees billed by Ernst & Young LLP:

	June 28,	June 29,
	2015	2014
Audit Fees(1)	$962,000	$928,000
Audit-Related Fees(2)	5,000	5,000
Tax Fees(3)	68,200	64,000
Total	$1,035,200	$997,000

(1)

Audit Fees consist of fees billed for professional services rendered for the audit of the Company’s annual consolidated financial statements and review of the interim consolidated financial statements included in the Company’s public reports and any other services that Ernst & Young normally provides to clients in connection with statutory and regulatory filings and accounting consultations in connection with the annual audit of consolidated financial statements.

(2)

Audit-Related Fees consist of assurance and related services provided by Ernst & Young that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements but that are not reported under “Audit Fees.” The services for the fees disclosed under this category are for procedures performed related to the Company’s filing to comply with California environmental regulations.

(3)	Tax Fees consist of fees billed for professional services rendered for tax compliance, advice and planning.

Pre-Approval Process for Auditor Services

All services that have been rendered by Ernst & Young LLP are permissible under applicable laws and regulations. The Audit Committee pre-approves all audit and non-audit services. The Audit Committee pre-approved all audit and non-audit services for which the fees identified in the above table were incurred.

Vote Required and Recommendation of Board of Directors

The ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm requires the affirmative vote of a majority of the Votes Cast on the proposal at the Annual Meeting.

THE COMPANY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JULY 3, 2016.

BENEFICIAL SECURITY OWNERSHIP OF
DIRECTORS, EXECUTIVE OFFICERS AND CERTAIN OTHER BENEFICIAL OWNERS

The following table sets forth certain information known to the Company regarding the beneficial ownership of the Company’s common stock, as of the Record Date, by (a) each beneficial owner of more than 5% of the Company’s common stock, (b) the Company’s Chief Executive Officer, Chief Financial Officer and three other executive officers of the Company who, based on their total compensation, were the most highly compensated in fiscal 2015 (collectively, the “Named Executive Officers”), (c) each director of the Company, and (d) all directors and executive officers of the Company as a group. Except as otherwise indicated, each person has sole voting and investment power with respect to all shares shown as beneficially owned, subject to community property laws where applicable.

				Percent of
				Common
	Shares		Total	Stock
	Beneficially	Shares	Beneficial	Beneficially
Name and Address of Beneficial Owner(1)	Owned(2)	Acquirable(3)	Ownership	Owned(2)
Vanguard Group Inc(4)	21,203,099	–	21,203,099	8.7%
PO Box 2600
Valley Forge, Pennsylvania 19482-2600
State Farm Insurance Companies(5)	17,490,900	–	17,490,900	7.2%
One State Farm Plaza
Bloomington, IL 61710
SSGA Funds Management Inc.(6)	13,090,857	–	13,090,857	5.4%
1 Lincoln Street
Boston, MA 02111
Generation Investment Management LLP(7)	12,353,053	–	12,353,053	5.1%
20 Air Street
London, X0 W1B 5AN
First Eagle Investment Management, LLC(8)	12,214,544	–	12,214,544	5.0%
1345 Avenue of the Americas
New York, NY 10105-4300
Robert H. Swanson, Jr.(9)	291,631	134,000	425,631	*
Lothar Maier	241,733	208,000	449,733	*
Paul Coghlan(10)	398,852	91,000	489,852	*
Robert C. Dobkin(11)	452,557	76,000	528,557	*
Donald E. Paulus	28,915	76,000	104,915	*
Donald P. Zerio	16,947	48,100	65,047	*
Arthur C. Agnos	15,000	3,000	18,000	*
John J. Gordon	13,594	3,000	16,594	*
David S. Lee	21,000	3,000	24,000	*
Richard M. Moley(12)	21,000	3,000	24,000	*
Thomas S. Volpe(13)	125,000	3,000	128,000	*
All directors and executive officers as a group (18 persons)(14)	1,892,934	1,076,000	2,968,934	1.2%

*     Less than one percent of the outstanding common stock.

(1)	Unless otherwise indicated, the address of each beneficial owner listed is Linear Technology, 720 Sycamore Drive, Milpitas, California 95035.
(2)

This table is based upon information supplied by officers, directors, principal shareholders and Schedules 13F-HR filed with the SEC prior to September 8, 2015. Unless otherwise indicated in the footnotes to this table,  each of the shareholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on the shares outstanding on September 8, 2015, adjusted as required by rules promulgated by the SEC.

(3)

The number of shares of common stock beneficially owned by each person is determined under applicable SEC rules. Under these rules, a person is deemed to have “beneficial ownership” of any shares over which that person has or unvested shares with voting rights, plus any shares that the person may acquire within 60 days through the exercise of stock options. Unless otherwise indicated, for each person named in the table, the number in the “Shares Acquirable” column consists of shares covered by stock options that may be exercised or that vest within 60 days after September 8, 2015 and all unvested restricted stock awards.

(4)	Based solely on a Form 13F-HR filed by Vanguard Group Inc. on August 13, 2015 reporting stock ownership as of June 30, 2015.
(5)	Based solely on a Form 13F-HR filed by State Farm Mutual Automobile Insurance Co. on August 13, 2015 reporting stock ownership as of June 30, 2015.
(6)

Based solely on a Form 13F-HR filed by State Street Corp, which included the institutional investment manager SSGA Funds Management Inc., on August 13, 2015 reporting stock ownership as of June 30, 2015.

(7)	Based solely on a Form 13G filed by Generation Investment Management LLP on September 4, 2015 reporting stock ownership as of August 25, 2015.
(8)	Based solely on a Form 13F-HR filed by First Eagle Investment Management, LLC on August 12, 2015 reporting stock ownership as of June 30, 2015.
(9)	Includes 284,936 shares issued in the name of Robert H. Swanson, Jr. and Sheila L. Swanson TR UA 07/27/1976 Robert H. Swanson Jr and Sheila L. Swanson TR.
(10)	Mr. Coghlan resigned from his position as Vice President, Finance and Chief Financial Officer as of the end of our fiscal year on June 28, 2015.
(11)

Includes 316,718 shares issued in the name of Robert C. Dobkin and Kathleen C. Dobkin TR UA 01/27/2011 The Dobkin 2011 Living Trust and 111,300 shares issued in the name of Robert C. Dobkin TR UA 01/27/2011 The Dobkin 2011 Living Trust as his sole and separate property.

(12)	Includes 21,000 shares issued in the name of Richard Michael Moley and Elizabeth Moley TR UA 09/29/1989 Richard Michael Moley 1989 Rev Trust.
(13)	Includes 122,000 shares issued in the name of Thomas S Volpe and Elizabeth D Volpe TR UA 03/03/2003 Volpe Revocable Trust.
(14)

Includes 31,000 shares issuable pursuant to options exercisable within 60 days of September 8, 2015 and 1,045,000 shares subject to Company rights of reacquisition pursuant to restricted stock agreements.

DIRECTOR COMPENSATION

Compensation of Non-Employee Directors

The following table sets forth the annual compensation paid or accrued by the Company to or on behalf of the directors of the Company other than the Executive Chairman and the Chief Executive Officer for the fiscal year ended June 28, 2015. Neither the Executive Chairman nor the Chief Executive Officer receive compensation for his service as a director beyond what he received as an employee and officer of the Company.

		Restricted
	Fees Earned or	Stock
Name	Paid in Cash (1)	Awards (2)	Total
Arthur C. Agnos	$75,420	$133,470	$208,890
John J. Gordon	75,420	133,470	208,890
David S. Lee	77,920	133,470	211,390
Richard M. Moley	79,420	133,470	212,890
Thomas S. Volpe	95,420	133,470	228,890

(1)	Includes annual retainer fees, committee chairmanship fees, meeting fees and dividends paid on unvested restricted stock awards.
(2)	Represents the grant date fair value determined in accordance with FASB ASC Topic 718 of shares issued to the directors during the fiscal year. Amounts vary depending on the date of issuance.

The Company currently pays each non-employee director an annual retainer of $60,000, a fee of $1,500 for each meeting of the Board of Directors or its committees attended and $1,000 for each teleconference meeting of the Board of Directors or its committees attended. Directors are generally eligible to receive restricted stock, stock options and other awards under the Company’s equity incentive plans. During the fiscal year ended June 28, 2015, Messrs. Agnos, Gordon, Lee, Moley and Volpe each received 3,000 shares of restricted stock. These restricted stock grants vest as to 100% of the shares one year from the date of grant. In addition to their annual director retainer of $60,000, Mr. Volpe currently receives an annual retainer of $20,000 as Chairman of the Audit Committee; Mr. Moley currently receives an annual retainer of $10,000 as Chairman of the Compensation Committee; and Mr. Lee currently receives an annual retainer of $5,000 as Chairman of the Nominating and Governance Committee.

The Board of Directors has established a policy that directors hold at least 50% of the shares granted as restricted stock, calculated after deducting the shares used to pay the required taxes, for five years, unless the director ceases to be a director prior to that time.

The Company has agreed to indemnify each of its directors and officers against certain claims and expenses for which the individuals might be held liable in connection with past or future services to the Company and its subsidiaries. The Company maintains insurance policies insuring its officers and directors against such liabilities.

Executive Compensation

Compensation Discussion and Analysis

Executive Summary

Linear Technology strongly believes that the compensation of all its employees, especially that of its senior executives, should not only reflect the Company’s consistently strong financial performance, but should also vary with inevitable fluctuation of that performance. The Compensation Committee has adopted an executive pay for performance philosophy, whereby when the Company’s financial performance improves, executive compensation is higher, and when Company performance worsens, executive compensation is lower. The Committee believes that this philosophy aligns the Company executives’ interests with those of its stockholders.

The Company has consistently maintained high profit margins and, positive net income and generated strong cash flows from operations over many years, which has enabled the Company to avoid raising funds in the equity market since its initial public offering in 1986. This performance has also enabled the Company to initiate a dividend in 1992 and to raise it in every subsequent year. Since 2002, the Company has paid approximately $2.5 billion in dividends to stockholders.

As demonstrated in the following chart, since the year 2000 the Company has maintained leading operating margins compared to its peers despite significant disruptions in the general economy such as the technology crash that began in 2001 and the worldwide credit crisis in 2008.

Historical Peer Operating Margin Analysis

Financial Performance Metrics

In measuring its financial performance for variable compensation purposes, the Company focuses on the following performance metrics:

•	Operating income as a percent of revenue, as depicted in the above chart, and
•	Revenue growth.

First, the Company measures its success in achieving high operating margins. One of the Company’s financial goals is to continue to be the most profitable company as a percentage of revenue among major participants in the analog market. To date, the Company has successfully achieved consistent high operating margins despite varying economic conditions.

Secondly, the Company measures itself in terms of revenue growth. At a minimum, the Company’s goal is to grow revenues at a rate commensurate with the growth of the overall analog semiconductor market and the rates of its direct peers in that market while having a higher operating income as a percentage of revenue, which the Company has largely done.

Tenure

Most of the members of the Company’s management team have been with the Company for many years, and the tenure of the Company’s  Named Executive Officers ranges from 14 years to the entire 34 years of the Company’s existence, with an average tenure of 25  years of experience. The Company’s management and the Compensation Committee both believe that the long tenure of a talented executive management team has been an important element in the Company consistently achieving its financial goals. In addition, long tenure has enabled the Company to avoid the costs of turnover. The Company’s executive offices and headquarters are located in Silicon Valley, California, an area with a high density of competent and mobile executive talent, where the costs of turnover can be among the highest in the world.

Tenure is an important factor in the Company’s successful execution in the areas of product development, manufacturing, sales and marketing, and financial administration. For example, most of the Company’s products are the result of several years of development and are based on management decisions made many years prior to market acceptance of these products. Realizing significant revenue results from such products thus may take many years. The Compensation Committee believes that most product decisions made by the Company’s management team to date have been successful. At the same time, manufacturing expertise, particularly in the analog market, may also take many years to develop and considerable effort to maintain. The Compensation Committee believes that the Company’s management has been successful here too, as measured by outstanding quality and delivery metrics. Successful marketing and selling of analog products requires in-depth knowledge of many different products, and the experience of marketing and sales personnel is often a differentiating attribute. Finally, experience at the financial administrative level has helped investors have confidence in the durability of the Company’s performance. The Company’s historic compensation policies, which continue through the present, are designed to promote this long tenure, which the Company believes benefits the interests of the Company’s stockholders.

Compensation Elements

The Company’s compensation policies are structured such that above-average performance by the Company and the individual should result in above-average total compensation, and that below-average performance by the Company and individual should result in below-average total compensation. The Company strongly believes that these policies are aligned with the best interests of its stockholders. The compensation of each executive is comprised of three basic elements:

•	Base salary, which is fixed at the beginning of each year and generally does not vary with Company performance;
•	Cash profit-sharing and cash bonuses, which are completely variable based on the Company’s recent annual profitability and revenue growth, so as to reward short- to medium-term performance; and
•

Equity-based awards, which over the past 5 years have been in the form of restricted stock awards that have a zero dollar issuance price. The Company considers restricted stock awards a semi-variable element of compensation since the awards have value but the degree of value depends on the market price on the date the grant vests. If the market price of our stock increases over the grant date price the award is worth more, and if the stock price decreases from the grant date price, the award, in turn, is worth less. The awards of restricted stock vest annually over 5 years and reward long-term performance.

Stock Ownership

The Company believes that ownership of the Company’s stock by management is an effective means to reinforce the alignment of its executives’ interests with those of the Company’s stockholders. The Company facilitates ownership by management through grants of restricted stock. The Company has not adopted any formal stock ownership policies for its executives, as it has been the Company’s experience that most of its executives voluntarily choose to hold significant equity stakes in the Company even without such policies. The Company’s peers’ have stock ownership guidelines that target share ownership levels at two to four times annual base salary for their CEO and one times annual base salary for their other executive officers, if they have ownership guidelines for their other executive officers. As a group, the Company’s  Named Executive Officers vested stock holdings at June 28, 2015 as outlined by the table below significantly exceed the Company’s peers’ stock ownership guidelines.

The following table shows the stockholdings of the Company’s  Named Executive Officers as of June 28, 2015, not including their holdings of unvested restricted stock.

	Shares
Name	Owned	Market Value
Robert H. Swanson	284,936	$12,927,546
Lothar Maier	234,081	10,620,255
Paul Coghlan	395,504	17,944,016
Robert C. Dobkin	455,544	20,668,031
Donald E. Paulus	27,002	1,225,081

Comparisons with Peers

The Compensation Committee annually reviews the compensation of the Company’s executive officers to determine whether their compensation is in, what the Committee believes to be, a reasonable range. The Committee wants to ensure that Compensation is not significantly above or below the Company’s peers’ unless the Company’s financial performance warrants it. Linear does not set compensation according to benchmark data but does use peer data as part of this reasonableness assessment.

The Compensation Committee has designated an Analog Comparator Group (“ACG”) and reviews executive compensation relative to this group. The ACG was comprised of the following companies in fiscal 2015:

•	Texas Instruments Incorporated
•	Analog Devices, Inc.
•	Maxim Integrated Products, Inc.
•	Intersil Corporation

In general terms these companies were chosen because they are analog companies with product offerings similar to Linear. These are companies with which the Company competes for business as well as talent. Two of the four companies are in the same geographical location as Linear’s headquarters. The Company believes these peers are appropriate for comparability purposes because they are participants in the analog market. The Company views itself as an analog semiconductor specialist. The analog market represents roughly 15% of the overall semiconductor market. Within analog, the Company concentrates on the high performance niche of the analog market which the Company estimates to be approximately 30% of the entire analog market. Given this specialization, the Committee believes it is more appropriate to compare compensation data only with other publicly traded analog companies. The Company does not believe it is appropriate to compare business and compensation levels to those of non-analog semiconductor companies or semiconductor equipment manufacturers solely on the basis of similar revenue or market capitalization. Companies that participate in the analog market are generally distinguished from digital companies in the following ways:

•

Importance of Individual Design Contributions. The contributions of a relatively small number of individual design engineers are generally of far greater importance to the design of analog semiconductors than are costly, powerful and sophisticated computer-aided engineering and automated design tools that are required for the design of digital semiconductors.

•

Greater Capital Efficiency. The processes and equipment for manufacturing analog semiconductors generally require smaller initial capital expenditures, and less frequent upgrading or outright replacement of manufacturing equipment because of technological obsolescence than for manufacturing digital semiconductors.

•

Market Diversity and Pricing Stability. Analog semiconductor companies are often much less dependent upon particular products or customers than digital semiconductor companies. Analog semiconductor markets are generally more fragmented and competition within these markets tends to be less concentrated than the markets for other types of semiconductors. These factors and generally longer product lives produce greater pricing stability than in many digital semiconductor markets.

Chief Executive Officer Compensation

The table below sets forth the compensation of the Company’s Chief Executive Officer, Lothar Maier, in each of the past five fiscal years and demonstrates that a substantial percentage of Mr. Maier’s pay is comprised of variable and semi-variable compensation,  including equity compensation.

	2015	2014	2013	2012	2011
Base Salary	$578,815	$550,962	$524,039	$499,135	$474,231
Bonus and Profit Sharing	1,984,125	1,912,140	1,757,313	1,805,021	2,589,462
Equity Compensation (1)	3,731,200	3,703,200	2,528,000	2,369,600	–
Other	233,562	220,470	219,638	225,690	189,130
Total	$6,527,703	$6,386,772	$5,028,990	$4,899,446	$3,252,823

% of Variable and Semi Variable Compensation to Total Compensation	88%	88%	85%	85%	80%
(1)

Many key employees at Linear in addition to senior executives receive restricted stock awards. Mr. Maier’s fiscal 2015 equity award represented 2.8% of the total employee grants made during the previous 5 quarters. It is the Company’s policy to grant equity-based awards to its executive officers on a five-quarter rotation, rather than every year as most of the Company’s peers do. Accordingly, no equity award is generally granted to an executive in every fifth year. This was the case with Mr. Maier in the fiscal year 2011. As a result, Mr. Maier’s equity-based compensation was $2.4 million in fiscal 2012 compared to zero in fiscal 2011. For purposes of comparison with other companies, the Company believes that Mr. Maier’s equity compensation should not be looked at on a year-by-year basis, but rather should be normalized over five years to appropriately account for the five-quarter award schedule.

The chart below sets forth the change in Mr. Maier’s variable compensation in each of the past five fiscal years, demonstrating the direct correlation between the change in variable compensation (profit-sharing and bonus) and the change in the Company’s operating profits. The chart demonstrates that the changes in Mr. Maier’s variable compensation are in line with the Company’s executive pay-for-performance philosophy, whereby when the Company’s financial performance is higher, executive compensation is higher, and when Company performance is lower, executive compensation is lower. In particular, in fiscal 2012 and 2013 Mr. Maier’s bonus and profit-sharing decreased in concert with a decrease in the Company’s operating income.

CEO Comparison with Peers

The following table sets forth for the Company and each of the above members of the ACG information regarding the performance of the company and related information regarding the compensation of its chief executive officer.

In thousands			Fiscal Year	Fiscal Year
	Market	Fiscal Year	Operating	Operating	Total CEO
	Capitalization (1)	Revenue (2)	Income (2)	Margin	Compensation (3)
Linear Technology	$10,877,503	$1,475,139	$682,699	46%	$6,528
Texas Instruments	55,963,136	13,045,000	3,947,000	30%	15,044
Analog Devices	15,441,988	2,864,773	752,484	26%	6,091
Maxim	9,897,599	2,306,864	237,280	10%	3,756
Intersil	1,916,793	562,555	74,737	13%	5,513

(1)

Market Capitalization is calculated by using the outstanding shares taken from each company’s most recently filed Annual Report on Form 10-K multiplied by the closing price of the company’s common stock on the last trading day of its fiscal year.

(2)

Fiscal year financial information taken from each company’s most recently filed Annual Report on Form 10-K as follows: Linear Technology 6/28/15; Texas Instruments Incorporated 12/31/2014; Analog Devices 11/1/14; Maxim Integrated Product, Inc. 6/27/2015;  and Intersil Corporation 1/2/15.

(3)

Compensation information taken from each company’s most recently filed proxy statement as follows: Linear Technology 9/25/15; Texas Instruments Incorporated 3/4/15; Analog Devices 1/29/15; Maxim Integrated Product, Inc. 10/1/14;  and Intersil Corporation 3/5/15.

Based on this comparative analysis, the Compensation Committee believes that Mr. Maier’s fiscal 2015 compensation was in line with that of the chief executive officers of the Company’s peers. Mr. Maier’s base salary was at the lower end of the ACG range, and his bonus was towards the higher end of the range. His equity-based compensation was around the middle of the ACG range. Most of the companies in the ACG grant equity-based awards on an annual basis whereas the Company grants equity-based awards to its executive officers every five quarters.

Named Executive Officers Comparison with Peers

The following table sets forth for the Company and each of the above members of the ACG information regarding the performance of the company and related information regarding the compensation of all of its five Named Executive Officers  (“NEOs”).

In thousands					Total
			Fiscal Year	Fiscal Year	Compensation of
	Market	Fiscal Year	Operating	Operating	Named Executive
	Capitalization (1)	Revenue (2)	Income (2)	Margin	Officers (3)
Linear Technology	$10,877,503	$1,475,139	$682,699	46%	$21,252
Texas Instruments	55,963,136	13,045,000	3,947,000	30%	42,644
Analog Devices	15,441,988	2,864,773	752,484	26%	17,695
Maxim	9,897,599	2,306,864	237,280	10%	11,366
Intersil	1,916,793	562,555	74,737	13%	13,982

(1)

Market Capitalization is calculated by using the outstanding shares from the companies most recently filed 10-K multiplied by the closing price of the company’s common stock on the last trading day of its fiscal year.

(2)

Fiscal year financial information taken from the company’s most recently filed 10-K as follows: Linear Technology 6/28/15; Texas Instruments Incorporated 12/31/2014; Analog Devices 11/1/14; Maxim Integrated Product, Inc. 6/27/2015; and Intersil Corporation 1/2/15.

(3)

Compensation information taken from the company’s most recently filed Proxy as follows: Linear Technology 9/25/15; Texas Instruments Incorporated 3/4/15; Analog Devices 1/29/15; Maxim Integrated Product, Inc. 10/1/14; and Intersil Corporation 3/5/15.

The Company does not have a predetermined percentile within these peers that it uses as a benchmark for compensation levels, but rather reviews information regarding these peers to obtain an overall perspective on comparative compensation levels. The Company tailors its compensation decisions to reward adherence to its own corporate strategies and long-term objectives, specifically, growth of revenues and high operating and net income margin. Consistent strong profitability is an important objective of the Company; therefore, annual variable cash compensation tied to the Company’s profitability is a meaningful component of overall compensation.

Based on this comparative analysis, the Compensation Committee believes that the NEOs’ fiscal 2015 compensation was in line with that of the NEOs of the Company’s peers. The base salaries of the Company’s NEOs’ were towards the lower end of the ACG range, and bonuses were towards the upper end of the range. Equity-based compensation was towards the middle to upper end of the ACG range, but that position is partly the result of the Company’s five-quarter policy for granting equity-based awards to its officers. Most of the other companies in the ACG grant equity-based awards on an annual basis.

The chart below sets forth the change in the Company’s NEOs’ variable compensation in each of the past five fiscal years, demonstrating the direct correlation between the change in variable compensation (profit-sharing and bonus) and the change in the Company’s operating profits. The chart demonstrates the changes in the Company’s NEOs variable compensation are in line with the Company’s executive pay-for-performance philosophy, whereby when the Company’s financial performance is higher, executive compensation is higher, and when Company performance is lower, executive compensation is lower. In particular, in fiscal 2012 and 2013 the NEOs’ bonus and profit-sharing decreased in concert with a decrease in the Company’s operating income.

Shareholder Return

The capital efficiency of the Company’s business and the Company’s emphasis on high operating margins has resulted in significant free cash flow from operations. The Company’s management has returned this free cash flow to stockholders in the form of dividends, stock repurchases and the retirement of debt raised for stock repurchases. The following chart demonstrates the operational cash flow returned to stockholders over the past five years.

In thousands
	2015	2014	2013	2012	2011
Dividends Paid	$278,404	$255,305	$241,329	$228,483	$217,202
Stock Repurchases	124,240	81,786	85,699	76,066	38,173
Retirement of Debt Raised for Stock Repurchases	–	845,087	–	–	395,830
Total	$402,644	$1,182,178	$327,028	$304,549	$651,205

Cashflow from Operations	$598,919	$596,427	$563,934	$565,219	$670,935
% of Operational Cashflow Returned to Stockholders	67%	198%	58%	54%	97%

Governance Provisions

Advisory Vote on Executive Compensation

In November 2014, we submitted our executive compensation practices and policies to an advisory vote of our stockholders and received the support of approximately 89% of the total votes cast at our annual meeting. In determining compensation, the Committee took this vote as an endorsement by the Company’s stockholders of the existing practices and determined that it was not necessary to make any material changes to the Company’s compensation policies and practices in response to the advisory vote.

Role and Authority of Compensation Committee

The Company’s compensation program is overseen and approved by the Board of Directors’ Compensation Committee, which is comprised entirely of independent directors determined in accordance with various NASDAQ, SEC and Internal Revenue Code rules. Among the Compensation Committee’s responsibilities is to ensure that the total compensation paid to the Company’s executive officers is fair, reasonable and competitive. The Compensation Committee operates under a written charter adopted by the Board. A copy of the Compensation Committee charter can be found on the Company’s website at www.linear.com. Generally, the form and type of compensation and benefits provided to the Named Executive Officers are similar to that provided to the Company’s other executive officers.

The Compensation Committee currently consists of Messrs. Agnos, Gordon, Moley, and Volpe. Each member of the Compensation Committee is a “non-employee director” within the meaning of Rule 16b-3 under the Securities and Exchange Act of 1934, and an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code, and satisfies the independence requirements imposed by Nasdaq.

The Compensation Committee meets on a regular quarterly basis and is responsible for discharging the responsibilities of the Board with respect to the compensation of the Company’s executive officers. The Compensation Committee reviews and approves each of the elements of the executive officer compensation program and regularly assesses its effectiveness and competitiveness. The Compensation Committee either itself approves equity awards or recommends approval to the Board, which also meets on a regular quarterly basis.

Management provides recommendations to the Compensation Committee regarding most compensation matters, including executive officer and director compensation. The Compensation Committee evaluates management’s proposals in order to reach a decision on the appropriate level of compensation. The Compensation Committee has the ultimate authority to make decisions with respect to the compensation of the executive officers, but may, if it chooses, delegate any of its responsibilities in accordance with the Committee’s charter. In addition, the Compensation Committee has the authority to engage its own independent advisors to assist in carrying out its responsibilities, and to determine whether any work completed by a compensation consultant raises any conflict of interest after taking into account the six independence-related factors required under the Dodd-Frank Act concerning compensation consultant independence.

Role of Executive Officers in Compensation Decisions

The Compensation Committee reviews and approves the total compensation of all the Company’s executive officers. The Company’s management annually reviews the compensation practices of other analog peer companies in the U.S. semiconductor industry including base salaries, bonuses and equity incentives. Based on management’s analysis, the Executive Chairman and Chief Executive Officer prepare and submit to the Compensation Committee compensation recommendations for the Company’s executive officers for committee review and approval. The Compensation Committee considers, but is not bound by, management’s recommendations with respect to executive officer compensation. Management may attend portions of the Compensation Committee’s meetings, but the Compensation Committee also meets without any members of management present. Specifically, the Compensation Committee discusses Mr. Swanson’s and Mr. Maier’s compensation package with each of them, but makes decisions with respect to Mr. Swanson’s and Mr. Maier’s compensation without either of them present.

Compensation Components

The Company has a comprehensive compensation program, which consists of cash compensation, both fixed and variable, and equity-based compensation. The program has five principal and two additional components, which are intended to attract, retain, motivate and reward executive officers who are expected to manage for both the short-term and long-term success of the Company. These components are:

•	Base Salary
•	Profit Sharing
•	Bonuses
•	Stock Options
•	Restricted Stock
•	Health and Retirement Benefits
•	Perquisites

Under the Compensation Committee’s supervision, the Company has selected these elements because each is considered useful and necessary to meet one or more of the principal objectives of the Company’s compensation policy. For instance, base salary is set with the goal of attracting talented and qualified people to be executive officers and adequately compensating and rewarding them on a day-to-day basis for the time they spend, the services they perform and the skills and experience they bring to the Company. Equity incentives, on the other hand, are geared toward providing an incentive and reward for the achievement of long-term business objectives, particularly revenue growth and increased operating and net income margin, and thus are designed to assist in retaining key talent. In setting compensation levels for a particular executive officer, the Company takes into consideration each element of the proposed compensation package, as well as the executive officer’s past and expected future contributions to the Company. The Company believes that these elements of compensation, when taken as a whole, are effective, and will continue to be effective, in achieving the objectives of its compensation policy. However, the Company strongly believes in engaging and retaining the best talent in critical functions, and this may entail negotiations with individuals who have significant compensation packages with current or other potential employers. In order to enable the Company to hire and retain talented executive officers, the Compensation Committee may therefore determine that it is in the best interests of the Company to negotiate packages that may deviate from the Company’s standard practices discussed here, when such deviation is required by competitive or other market forces.

Base Salary -  A competitive base salary is provided to each executive officer to recognize the skills and experience the individual brings to the Company and the day-to-day performance contributions he or she makes. Base salary is predicated on subjective performance judgments as to the past and expected future contribution by the individual executive officer. The Company’s Compensation Committee also considers the base salaries of executives at the Company’s peer companies in setting base salaries. In general, salary increases are made based on cost of living increases and, if appropriate, changes in responsibilities.

Profit Sharing -  Consistent strong profitability is a major objective of the Company. All employees affect the Company’s success in meeting this objective. To reinforce success, the Company funds a profit sharing program for all eligible employees. Every employee of the Company and the Company’s subsidiaries who has been employed by the Company for more than six months before each semi-annual profit sharing payment participates in the profit sharing plan. Amounts paid under the profit sharing program are typically a meaningful portion of each eligible employee’s total compensation. The amount of the profit sharing pool is largely determined by the magnitudes of revenue growth and operating margin for the six-month period. The pool amount is then divided by the aggregate base salaries of all eligible employees (including executive officers) for the period. This “pool” divided by “sum of base salaries” ratio represents the percentage that the participant’s profit sharing payment bears to his or her base salary. For all eligible U.S. employees, a portion of this profit sharing is paid directly into a 401(k) retirement plan.

The Company’s executive officers’ profit sharing payments are calculated in the same manner as for the rest of its employees, and the percentage of base salary the payment represents is the same for all employees, including executive officers. In fiscal year 2015, the Company’s executive officers and U.S. employees received profit sharing distributions equal to approximately 29.8% of their base salaries, as compared to 28.5% in fiscal year 2014. The increase is due to a 6.7% increase in the Company’s operating income over the prior fiscal year.

Bonuses -  Employees with significant leadership roles or who are technically accomplished have a greater impact on attaining the Company’s growth and profitability objectives. These employees participate in a discretionary key employee incentive pool, pursuant to which executive officers and a limited number of key employees may receive semi-annual cash bonuses. Targets for revenue growth and operating income as a percentage of revenue influence the size of the pool. Individual bonuses are determined on the Company’s achievement against these metrics and on the individual’s personal and departmental performance. Bonus amounts are very dependent on corporate performance and therefore can vary significantly year to year. In fiscal year 2015, revenues increased by 6.2% over the prior year, and operating income as a percent of revenue was 46.3% versus 46.1% in the prior year which resulted in a 6.7% increase in operating income. As a result, the bonus payout earned in fiscal 2015 was approximately 3.8% higher than in fiscal 2014. The impact on each of the Company’s  Named Executive Officers was as follows:

Name	2015 Bonus	2014 Bonus	2013 Bonus
Robert H. Swanson, Jr.	$1,226,000	$1,186,000	$1,090,000
Lothar Maier	1,829,000	1,770,000	1,630,000
Paul Coghlan	1,472,000	1,425,000	1,310,000
Robert C. Dobkin	805,000	780,000	720,000
Donald E. Paulus	671,000	625,000	580,000

The maximum bonus amount payable to each Named Executive Officer is determined under the Executive Bonus Plan. The Company’s stockholders approved the Executive Bonus Plan at the 2014 Annual Meeting of Stockholders. The purpose of the Executive Bonus Plan is to motivate key executives to perform to the best of their abilities and to achieve the Company’s objectives as well as to facilitate, under Section 162(m) of the Internal Revenue Code, the federal income tax deductibility of compensation paid to the Company’s most highly compensated executives.  In fiscal 2015, the participants included Messrs. Swanson, Maier, Coghlan, Dobkin and Paulus. In fiscal 2016, the plan will include the Executive Chairman, Chief Executive Officer and each of the Company’s three other most highly compensated executive officers. The maximum amount payable to any individual in any one year under the plan is $5 million. At the beginning of each fiscal year, the Compensation Committee sets performance targets for each plan participant under the Executive Bonus Plan, consistent with the above bonus programs, and at the mid-point and end of the year, the Committee reviews the actual performance against those targets and determines the maximum amounts payable to each participant under the plan. The Committee has discretion to, and generally does, authorize actual bonuses that are less than the calculated maximum amounts.

Restricted Stock -  During fiscal 2005, the Company implemented a restricted stock program. Under the terms of the program, the Company grants certain employees, including executive officers, restricted stock awards. Upon grant, participants receive shares of restricted stock that are subject to a right of reacquisition in favor of the Company that lapses annually, currently over a five-year period from the date of grant. Participants are entitled to receive and retain dividends on the shares of restricted stock during the vesting period, even if the shares are subsequently reacquired by the Company. The restricted stock program was implemented to encourage employee retention. For executive officers, restricted stock is generally granted on a five quarter rotation.

Equity Awards in General - The Company views equity awards as essential in hiring and retaining professional talent and in directing the efforts of key employees to maximize long-term total return to stockholders. In granting stock-based awards, the Company attempts to attract and retain key employees, while being cognizant of the effects such grants have on charges to its income statement and dilution to existing stockholders. Depending on both the performance of the Company’s common stock and the hiring environment in the Company’s industry, the Company may grant stock options, restricted stock, restricted stock units, stock appreciation rights or other awards, as deemed appropriate to meet our employment and financial performance objectives. The size of each equity award grant depends on the position, experience, performance and size of any outstanding equity awards already held by the individual. Equity awards are generally granted to executive officers on a five quarter rotation. Therefore, an executive officer with longevity with the Company may have equity awards vesting at four times during a given year. Whereas profit sharing and bonuses are intended to reward execution for annual performance with respect to corporate goals, stock awards are designed to reward longer term objectives, such as the overall effectiveness of basic corporate strategy. In fiscal 2015, the Company granted restricted stock grants and restricted stock units. The Company generally grants stock four times a year at the Company’s quarterly Board of Director meetings.  Stock awards, if any, are generally approved at the time of the Company’s quarterly Board of Director meetings.  The pricing of the Company’s stock awards is generally based on the closing price of the Company’s stock on the Nasdaq Global Market on the Thursday following the Board meeting, which is generally on a Tuesday.

Health and Retirement Benefits -  The Company’s executive officers are eligible to receive the same health benefits that are available to other employees and the same contribution toward their benefits premium as provided to other employees. The Company maintains for its US-based employees a tax-qualified 401(k) plan, which provides for broad-based employee participation. As part of the Company’s profit sharing plan discussed above, a portion of each participant’s semi-annual profit sharing distribution is paid directly into the 401(k) plan.

Perquisites - While the Company seeks to offer a level of perquisites sufficient to recruit and retain key executive talent, the Company believes that setting appropriate levels of base and variable pay are of greater importance to motivating key talent and increasing stockholder return than any package of non-cash perquisites. The Company has a fractional ownership in two airplanes operated by NetJets, Inc. So long as Mr. Swanson is Executive Chairman of the Board, he is entitled to use the Company’s airplanes for personal use for up to 35% of the available flight time in any year. To the extent use of the airplanes results in imputed taxable income to Mr. Swanson, the Company makes additional payments to him, so that the net effect to Mr. Swanson is the same as if no income were imputed to him. The personal use of the airplanes is included in the column labeled “All Other Compensation” in the Summary Compensation Table. There are no other significant recurring perquisites granted to any executive officers.

Change of Control Arrangements

The Company has change of control agreements with three of its Named Executive Officers – Mr. Swanson, our Executive Chairman; Mr. Maier, our Chief Executive Officer; and Mr. Dobkin, our Chief Technology Officer. Prior to his resignation in June 2015, Mr. Coghlan, our Chief Financial Officer, also had such an agreement.  These agreements are designed to promote stability and continuity of senior management, and provide for the officers in question to receive certain payments and benefits if their employment with the Company is terminated in certain circumstances, including in connection with a change of control of the Company.

Information regarding the agreements with each of these executive officers, and the applicable payments under them, is provided under the heading “Employment Agreements”.

Tax and Accounting Implications

Deductibility of Executive Officer Compensation

As part of its role, the Compensation Committee reviews and considers the deductibility of executive officer compensation under Section 162(m) of the Internal Revenue Code, which provides that the Company may not deduct non-performance based compensation of more than $1,000,000 that is paid to certain individuals, subject to certain exemptions. The Company’s goal is for the compensation paid under its management incentive plans to be generally fully deductible for federal income tax purposes, except for base salary and restricted stock awards which do not qualify as performance-based compensation under Section 162(m), because they contain only time-based vesting provisions. In certain situations, however, the Compensation Committee may approve compensation that does not meet these requirements in order to provide competitive levels of total compensation for its executive officers.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management.

Based on the Compensation Committee’s review and discussion noted above, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement on Schedule 14A.

THE COMPENSATION COMMITTEE
September 17, 2015

Richard M. Moley, Chairman
Thomas S. Volpe
Arthur C. Agnos
John J. Gordon

SUMMARY COMPENSATION TABLE

The following table summarizes the compensation information for the Named Executive Officers that we paid or was earned during the fiscal year ended June 28, 2015.

			Non-Equity
	Fiscal		Incentive Plan	Stock	All Other
Name and Principal Position	Year	Salary	Compensation(1)	Awards(2)	Compensation		Total
Robert H. Swanson Jr.	2015	$473,447	$1,345,099	$3,114,300	$522,892	(3)	$5,455,739
Executive Chairman	2014	482,256	1,309,144	–	471,369		2,262,769
	2013	424,246	1,191,643	2,428,300	475,522		4,519,711

Lothar Maier	2015	578,815	1,984,125	3,731,200	233,562	(4)	6,527,703
Chief Executive Officer	2014	550,962	1,912,140	3,703,200	220,470		6,386,772
	2013	524,039	1,757,313	2,528,000	219,638		5,028,990

Paul Coghlan(5)	2015	486,582	1,602,718	1,632,400	113,104	(4)	3,834,805
Vice President, Finance and	2014	467,054	1,544,035	1,620,150	107,644		3,738,883
Chief Financial Officer	2013	428,735	1,411,678	1,106,000	106,655		3,053,068

Robert C. Dobkin	2015	437,808	920,514	1,399,200	97,069	(4)	2,854,591
Vice President, Engineering and	2014	421,032	889,718	1,388,700	86,371		2,785,821
Chief Technology Officer	2013	404,838	815,443	995,800	70,547		2,286,628

Donald E. Paulus	2015	333,569	753,994	1,399,200	92,440	(4)	2,579,203
Vice President and General	2014	320,786	701,266	1,388,700	82,244		2,492,996
Manager of Power Products	2013	303,696	648,096	995,800	67,815		2,015,407

____________________

(1)

Includes cash profit sharing and performance bonuses earned for the fiscal year, whether accrued or paid. Fiscal year 2015,  2014, and 2013 performance bonuses were earned pursuant to the terms of the Executive Bonus Plan.

(2)

Amounts shown in this column reflect the aggregate grant date fair value of awards granted during the year computed in accordance with FASB ASC 718. See the Grants of Plan-Based Awards table below for more information on awards made in fiscal year 2015. For additional information with respect to grants made prior to fiscal 2015, refer to Note 2 of the financial statements in our Form 10-K for the year ended June 28, 2015, as filed with the SEC.

(3)

Includes (a) $16,041 in 401(k) profit sharing distributions earned during the fiscal year; (b) an imputed value of $138,936 for the personal use by Mr. Swanson during the applicable fiscal year of the airplanes in which the Company owns fractional interests, plus related tax reimbursements of $171,535; (c) dividend distributions on unvested restricted stock of $190,200; and (d) $6,180 for taxes paid by the Company for group term life insurance.

(4)

Includes (a) 401(k) profit sharing distributions earned during the fiscal year as follows: Lothar Maier $17,394 Paul Coghlan $14,331 Robert C. Dobkin $16,129 and Donald E. Paulus $16,390; (b) dividend distributions on unvested restricted stock during the fiscal year as follows: Lothar Maier $214,560 Paul Coghlan $93,870 Robert C. Dobkin $74,760 and Donald E. Paulus $74,760 and (c) taxes paid by the Company for group term life insurance during the fiscal year as follows: Lothar Maier $1,608 Paul Coghlan $4,904 Robert C. Dobkin $6,180 and Donald E. Paulus $1,290.

(5)	Mr. Coghlan resigned from his position as Vice President, Finance and Chief Financial Officer as of the end of our fiscal year on June 28, 2015.

GRANTS OF PLAN-BASED AWARDS

The following table shows for the fiscal year ended June 28, 2015 certain information regarding stock awards granted to the Named Executive Officers.

		All Other
		Stock Awards:
		Number of	Grant Date
		Shares of	Fair Value of
Name	Grant Date	Stock or Units(1)	Stock Awards(2)
Robert H. Swanson Jr.	07/24/2014	70,000	$3,114,300
Lothar Maier	04/16/2015	80,000	3,731,200
Paul Coghlan	04/16/2015	35,000	1,632,400
Robert C. Dobkin	04/16/2015	30,000	1,399,200
Donald E. Paulus	04/16/2015	30,000	1,399,200

____________________

(1)	Awards shown in this column are shares of restricted stock.
(2)

The grant date fair value of stock awards is based on the fair market value of the Company’s common stock on the grant date as determined pursuant to FASB ASC 718. For additional information with respect to how these stock award grants are valued, refer to Note 2 of the financial statements in our Form 10-K for the year ended June 28, 2015, as filed with the SEC.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth certain information concerning outstanding equity awards held by the Named Executive Officers at the end of the fiscal year ended June 28, 2015.

	Option Awards (1)				Stock Awards (2)
	Number of	Number of
	Securities	Securities			Number of	Market Value
	Underlying	Underlying			Shares or	of Shares or
	Unexercised	Unexercised	Option	Option	Units of Stock	Units of Stock
	Options	Options	Exercise	Expiration	That Have	That Have
Name	Exercisable	Unexercisable	Price ($)	Date	Not Vested	Not Vested (3)
Robert H. Swanson, Jr.	–	–	–	–	148,000	$6,714,760
Lothar Maier	–	–	–	–	224,000	10,162,880
Paul Coghlan	–	–	–	–	98,000	4,446,260
Robert C. Dobkin	10,000	–	22.74	1/15/2016	80,000	3,629,600
Donald E. Paulus	–	–	–	–	80,000	3,629,600

____________________

(1)	Stock options vest at the rate of 10% of the total number of shares subject to the option every 6 months.
(2)	The following table shows the vest dates and corresponding number of shares of the stock awards in the outstanding equity awards table, subject to continued employment through the vest date.

	Number of Shares Vesting
Vest Date	Robert H. Swanson	Lothar Maier	Paul Coghlan	Robert C. Dobkin	Donald E. Paulus
07/30/2015	14,000	–	–	–	–
08/03/2015	–	16,000	7,000	4,000	4,000
10/20/2015	12,000	–	–	–	–
10/24/2015	–	16,000	7,000	4,000	4,000
01/22/2016	–	16,000	7,000	6,000	6,000
01/23/2016	–	–	–	2,000	2,000
01/25/2016	12,000	–	–	–	–
04/22/2016	–	16,000	7,000	6,000	6,000
04/24/2016	14,000	–	–	–	–
07/30/2016	14,000	–	–	–	–
08/03/2016	–	16,000	7,000	4,000	4,000
10/24/2016	–	16,000	7,000	4,000	4,000
01/22/2017	–	16,000	7,000	6,000	6,000
01/23/2017				2,000	2,000
01/25/2017	12,000	–	–	–	–
04/22/2017	–	16,000	7,000	6,000	6,000
04/24/2017	14,000	–	–	–	–
07/30/2017	14,000	–	–	–	–
10/24/2017	–	16,000	7,000	4,000	4,000
01/22/2018	–	16,000	7,000	6,000	6,000
01/23/2018				2,000	2,000
04/22/2018	–	16,000	7,000	6,000	6,000
04/24/2018	14,000	–	–	–	–
07/30/2018	14,000	–	–	–	–
01/22/2019	–	16,000	7,000	6,000	6,000
07/30/2019	14,000	–	–	–	–
04/22/2019	–	16,000	7,000	6,000	6,000
04/22/2020	–	16,000	7,000	6,000	6,000
Total	148,000	224,000	98,000	80,000	80,000

(3)	The market value is the number of shares multiplied by $45.37, which is the closing price on June 26, 2015.

OPTION EXERCISES AND STOCK VESTED

The following table shows for the fiscal year ended June 28, 2015 certain information regarding options exercised by and stock awards vesting with respect to, the Named Executive Officers.

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
Name of Executive Officer	Acquired on Exercise	Exercise (1)	Acquired on Vesting	Vesting (2)
Robert H. Swanson	–	$–	50,000	$2,225,650
Lothar Maier	–	–	64,000	2,855,920
Paul Coghlan	95,000	2,089,947	28,000	1,249,465
Robert C. Dobkin	40,000	921,273	20,000	900,350
Donald E. Paulus	37,000	927,938	20,000	900,350

____________________

(1)

Value Realized on Exercise for Option Awards equals the difference between the option exercise price and the fair market value of the Company’s common stock on the date of exercise, multiplied by the number of shares for which the option was exercised.

(2)	Value Realized on Vesting for Stock Awards equals the fair market value of the Company’s common stock on the vesting date, multiplied by the number of shares that vested on that date.

EQUITY COMPENSATION PLAN SUMMARY

The following table provides information as of June 28, 2015 about shares of the Company’s common stock that may be issued upon exercise of outstanding options, rights or restricted stock units under all of the Company’s existing equity compensation plans, including the 2001 Non-Statutory Stock Option Plan, the 2005 and 2010 Equity Incentive Plans and the 2005 Employee Stock Purchase Plan, and the number of shares of common stock that remain available for future issuance under these plans.

	Number of		Number of
	Securities to be		Securities
	Issued upon Exercise	Weighted Average	Available for
	of Outstanding	Exercise Price of	Future Issuance
	Options and	Outstanding Options	under Equity
Plan	Restricted Stock	and Restricted Stock	Compensation Plans
Equity compensation plans approved by stockholders:
2005 Equity Incentive Plan(1)	1,068,119	$0.81	2,820,255
2010 Equity Incentive Plan	–	–	16,769,968
2005 Employee Stock Purchase Plan(2)	–	–	477,802
Equity compensation plans not approved by stockholders:
2001 Non-Statutory Stock Option Plan	472,607	21.36	–
Total	1,540,726	$7.11	20,068,025

(1)	The 2005 Equity Incentive Plan expired in July 2015. No future awards may be granted from that plan, although awards previously granted remain outstanding in accordance with their terms.
(2)	Without giving effect to the proposed increase in shares reserved under the 2005 Employee Stock Purchase Plan described in Proposal 2 of this Proxy Statement

2010 Equity Incentive Plan

The Company’s 2010 Equity Incentive Plan was adopted by the Board of Directors in July 2010 and was approved by the Company’s stockholders in November 2010. The 2010 Equity Incentive Plan provides for the following types of incentive awards: (i) stock options, (ii) stock appreciation rights, (iii) restricted stock, (iv) restricted stock units, and (v) performance shares and performance units. Each of these is referred to individually as an “Award.” Employees, executive officers, directors and consultants who provide services to the Company or its subsidiaries are eligible to participate in the 2010 Equity Incentive Plan. Shares reserved for issuance under the 2010 Equity Incentive Plan include shares that remained available for grant under the Company’s 2001 Non-Statutory Stock Option Plan which, at the time the stockholders approved the 2010 Equity Incentive Plan at the 2010 Annual Meeting of Stockholders, were transferred into the 2010 Equity Incentive Plan. In addition, any shares since that time or in the future that would otherwise return to the 2001 Non-Statutory Stock Option Plan upon termination or expiration of options granted under that earlier plan are added to the shares available under the 2010 Equity Incentive Plan.

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), places limits on the deductibility for federal income tax purposes of compensation paid to certain executive officers of the Company. In order to preserve the Company’s ability to deduct the compensation income associated with Awards granted to such persons, the 2010 Equity Incentive Plan sets limits on the size of Awards that may be granted to employees, officers, directors and consultants in any fiscal year of the Company or in connection with initial employment with the Company, as described below.

Options. The 2010 Equity Incentive Plan authorizes the granting to employees, including officers, of incentive stock options within the meaning of Section 422 of the Code, and the granting to employees, officers, directors and consultants of nonqualified stock options. Incentive stock options may be granted only to employees, including employee directors and officers. The 2010 Equity Incentive Plan provides that a participant may not receive options for more than 5,000,000 shares in one fiscal year, except in connection with his or her initial service as an employee, in which case he or she may be granted options for up to an additional 5,000,000 shares.

The exercise price of an option is determined at the time the option is granted. In the case of an incentive stock option, the exercise price must be at least equal to the fair market value of the Company’s common stock on the date of grant, except that the exercise price of an incentive stock option granted to any person who owns more than 10% of the total voting power of all classes of the Company’s outstanding stock must be at least 110% of the fair market value of the common stock on the grant date. The exercise price of nonqualified stock options under the 2010 Equity Incentive Plan must also be at least equal to the fair market value of the Company’s common stock on the grant date. The 2010 Equity Incentive Plan permits options to be exercised with cash, check, other shares of the Company’s stock, consideration received by the Company under a “cashless exercise” program, by a net exercise, by a reduction in any Company liability to the recipient, by any combination of the foregoing, or by such other consideration and method of payment for the issuance of shares to the extent permitted by applicable laws.

Options granted under the 2010 Equity Incentive Plan generally vest at a rate of 1/10th of the shares subject to the option after each six-month period of continued service to the Company; however, the vesting schedule can vary on a grant-by-grant basis. The 2010 Equity Incentive Plan provides that vested options may be exercised for 3 months after any termination of employment and for up to 6 months after termination of employment as a result of death or disability. The Company may select alternative periods of time for exercise upon termination of service. The term of an option may not exceed ten years, except that, with respect to any person who owns more than 10% of the voting power of all classes of the Company’s outstanding capital stock, the term of an incentive stock option may not exceed five years. Currently, the Company generally grants options that have terms of seven years.

Stock Appreciation Rights. Stock appreciation rights may be granted under the 2010 Equity Incentive Plan. Stock appreciation rights are rights to receive the appreciation in fair market value of the Company’s common stock between the exercise date and the date of grant. The Company can pay the appreciation in either cash or shares of common stock. No participant may be granted stock appreciation rights covering more than 5,000,000 shares during any fiscal year, except that a participant may be granted stock appreciation rights covering up to an additional 5,000,000 shares in connection with his or her initial employment.

Restricted Stock. Restricted stock awards may be granted under the 2010 Equity Incentive Plan. Awards of restricted stock are rights to acquire or purchase shares of the Company’s common stock that are subject to repurchase or reacquisition by the Company upon the termination of the participant’s service with the Company for any reason (including death or disability). The Company’s right to reacquire the shares lapses in accordance with terms and conditions established by the plan administrator in its sole discretion, including, for example, based on the lapse of time or the achievement of specific performance goals. Currently, the vesting terms of restricted stock granted by the Company generally provide for annual vesting over a term of five years. With respect to any award intended to qualify as performance-based compensation under Section 162(m), no participant may be granted more than 1,500,000 shares of restricted stock during any fiscal year, except that a participant may be granted up to an additional 1,500,000 shares in connection with his or her initial employment.

Restricted Stock Units. Restricted stock units may be granted under the 2010 Equity Incentive Plan. Restricted stock units are the dollar value equivalent of shares and vest based upon the lapse of time or in accordance with specific performance goals or other terms and conditions. Vested restricted stock units may be paid in cash, shares or a combination of cash and shares. Shares that underlie restricted stock units that become settled in cash are again available for future grants under the 2010 Equity Incentive Plan. If all restricted stock units have not vested by the expiration date set forth in the Award agreement, the unearned restricted stock units are forfeited to the Company. With respect to any award intended to qualify as performance-based compensation under Section 162(m), no participant may be granted more than 1,500,000 restricted stock units during any fiscal year, except that a participant may be granted up to an additional 1,500,000 restricted stock units in connection with his or her initial employment.

Performance Units and Performance Shares. Performance units and performance shares may be granted under the 2010 Equity Incentive Plan. Performance units and performance shares are Awards that result in a payment to a participant only if the performance goals or other vesting criteria established by the plan administrator are achieved. Performance units and performance shares have initial values equal to the fair market value of one share of the Company’s common stock on the grant date, and are payable in cash, shares or a combination of cash and shares. With respect to any award intended to qualify as performance-based compensation under Section 162(m), no participant may receive more than 1,500,000 performance shares or performance units during any fiscal year, except that a participant may be granted performance shares or performance units covering up to an additional 1,500,000 shares in connection with his or her initial employment.

Change of Control. In the event of a “change of control,” as defined in the 2010 Equity Incentive Plan, each outstanding Award will be treated as the committee overseeing the plan determines in its sole discretion, including, without limitation, having the successor to the Company assume the Awards or provide substitute awards. In the absence of other action by the committee, all options and stock appreciation rights will become fully vested and exercisable as to all of the shares subject to such Awards, all restrictions and Company reacquisition rights with respect to restricted stock will lapse, all performance goals or other vesting criteria for restricted stock units, performance shares and performance units will be deemed to have been achieved in full, and all other vesting terms and conditions of all Awards will be deemed to have been met. In such event, the committee will notify all participants as to the changes in their Awards, and, to the extent applicable, such Awards may be exercised for such period of time as the committee may determine from the date of the notice. All unexercised Awards will terminate upon expiration of that period.

With respect to Awards granted to non-employee directors that are assumed or substituted for, if the director is subsequently terminated as a director (other than voluntary resignation), then all his or her options and stock appreciation rights will become fully vested and exercisable as to all of the shares subject to such Awards, all restrictions and Company reacquisition rights with respect to restricted stock will lapse, all performance goals or other vesting criteria for restricted stock units, performance shares and performance units will be deemed achieved at target levels, and all other vesting terms and conditions of all Awards will be deemed to have been met.

2005 Equity Incentive Plan

The Company’s 2005 Equity Incentive Plan was adopted by the Board of Directors in July 2005, was approved by the Company’s stockholders in November 2005, and expired in July 2015. No new Awards may be granted under the 2005 Equity Incentive Plan provides, although Awards previously granted remain outstanding in accordance with their terms.

Prior to its expiration, the 2005 Equity Incentive Plan provided for the following types of incentive Awards: (i) stock options, (ii) stock appreciation rights, (iii) restricted stock, (iv) restricted stock units, and (v) performance shares and performance units. Employees, executive officers, directors and consultants who provided services to the Company or its subsidiaries were eligible to participate in the 2005 Equity Incentive Plan.

The terms and conditions of the 2005 Equity Incentive Plan and the Awards granted thereunder were substantially similar to the terms and conditions of the 2010 Equity Incentive Plan.

2005 Employee Stock Purchase Plan

The 2005 Employee Stock Purchase Plan (the “2005 Purchase Plan”) was adopted by the Board of Directors in July 2005 and was approved by the Company’s stockholders in November 2005. The purpose of the 2005 Purchase Plan is to provide employees with an opportunity to purchase the Company’s common stock through regular payroll deductions. A total of 3,000,000 shares of common stock have been reserved for issuance under the 2005 Purchase Plan, without giving effect to the proposed 2,000,000 share increase discussed in Proposal 2 of this Proxy Statement.

Each employee of the Company or its designated subsidiaries who is a common law employee and whose customary employment with the Company or subsidiary is at least twenty hours per week and more than five months in a calendar year is eligible to participate in the 2005 Purchase Plan. None of the Company’s executive officers or directors participates in the 2005 Purchase Plan. No employee, however, may participate in the 2005 Purchase Plan (i) to the extent that, at the commencement of an offering period, the employee owns 5% or more of the total combined voting power of all classes of the Company’s capital stock, or (ii) to the extent that his or her rights to purchase stock under all of the Company’s employee stock purchase plans would accrue at a rate which exceeds $25,000 worth of stock (determined at the fair market value of the shares at the beginning of the applicable offering period) in any calendar year. The 2005 Purchase Plan is implemented by offering periods of approximately six months each, running from approximately May 1 to October 31 and November 1 to April 30. The committee overseeing the 2005 Purchase Plan has the power at any time to change the length of the offering periods, to subdivide each offering period into multiple purchase periods, and to have multiple offering periods running at one time. As the 2005 Purchase Plan is currently governed, deductions must be either 5% or 10% of an employee’s eligible compensation for any given offering period.

As currently governed, the 2005 Purchase Plan enables participants to purchase shares of the Company’s common stock at a purchase price of 85% of the fair market value of the Company’s common stock on the last day of each offering period. The fair market value of the Company’s common stock on any relevant date is the closing price per share as reported on the Nasdaq Global Market, or the mean of the closing bid and ask prices if no sales were reported, as quoted on such exchange or reported in The Wall Street Journal. The maximum number of shares a participant may purchase under the 2005 Purchase Plan is 300 shares per offering period.

A participant may discontinue his or her participation in the 2005 Purchase Plan at any time during an offering period, and participation ends automatically on termination of employment with the Company.

In the event of any merger or “Change of Control,” as defined in the 2005 Purchase Plan, the successor corporation, or a parent or subsidiary of the successor corporation, may assume or substitute participation rights for each pending offering period under the 2005 Purchase Plan. In the event the successor corporation refuses to assume or substitute such offering periods, the committee overseeing the plan will shorten all offering periods then in progress by setting a new ending date, and all offering periods will end on the new ending date. The new ending date must be prior to the effective date of the merger or change of control. If the committee shortens any offering period then in progress, the committee will notify each participant prior to the new ending date that the ending date has been changed to the new date and that purchases under the 2005 Purchase Plan will occur automatically on that new date, unless the participant withdraws from the offering period.

2001 Non-Statutory Stock Option Plan

The Company’s 2001 Non-Statutory Stock Option Plan (the “2001 Plan”) was adopted by the Board of Directors in fiscal 2001. The 2001 Plan provided for the granting of non-qualified stock options to employees and consultants. The Company was not permitted to grant options under the 2001 Plan to directors or executive officers of the Company.

The 2001 Plan permitted the Company to grant non-qualified stock options in generally the same manner, and with generally the same terms as options under the 2010 Equity Incentive Plan.

The 2001 Plan also permitted the Company to grant non-qualified stock options that were immediately exercisable by the participant at a nominal exercise price. The shares of common stock received upon exercise of these options were subject to reacquisition by the Company upon the termination of the participant’s service with the Company for any reason (including death or disability), which right lapsed in annual increments over a period of either three or five years, thus approximating restricted stock.

In the event that the Company merges with or into another corporation, or sells substantially all of the Company’s assets, the 2001 Plan provides that each outstanding option will be assumed or substituted for by the successor corporation. If such substitution or assumption does not occur, each option will fully vest and become exercisable.

At the 2010 Annual Meeting, the Company’s stockholders approved the 2010 Equity Incentive Plan to replace the 2001 Plan. As part of the adoption of the 2010 Equity Incentive Plan, all shares remaining available for future grant under the 2001 Plan at that time were transferred to the 2010 Equity Incentive Plan. No further options or rights have been or will be granted under the 2001 Plan.

Employment Agreements

In January 2002, the Company entered into employment agreements with Mr. Swanson, our current Executive Chairman and then our Chief Executive Officer, Mr. Coghlan, then our Chief Financial Officer, and Mr. Dobkin, our Chief Technical Officer. Amendments to the employment agreements were made in 2008 primarily to comply with Section 409A of the Code, which generally affect the timing, but not the amount, of compensation that could be received, the definition of certain payment triggers and other technical changes. In addition, on August 11, 2009, the Company entered into an Employment Agreement with our current Chief Executive Officer, Lothar Maier.

Employment Agreement with the Executive Chairman and Former Chief Executive Officer

Mr. Swanson’s employment agreement provided for an annual base salary of $345,000 at the time his agreement was entered into. Mr. Swanson’s annual base salary is subject to annual adjustments by the Compensation Committee, and has been subsequently increased to $506,000. Mr. Swanson’s base salary is prorated for each full day of service he performs as Executive Chairman of the Board. Mr. Swanson’s employment agreement also entitles him to bonuses pursuant to his participation in the Company’s Executive Bonus Plan, or any successor bonus plan to such plan.

In January 2005, Mr. Swanson voluntarily resigned as Chief Executive Officer, but agreed, at the request of the Board of Directors, to remain as Executive Chairman of the Board with duties originally envisioned as requiring one to two days per week of Mr. Swanson’s time. Mr. Swanson’s duties have actually resulted in his spending approximately three to four days per week on Company matters. Pursuant to his employment agreement Mr. Swanson continues to receive his existing salary and bonus prorated based on the number of full days Mr. Swanson actually performs services as Executive Chairman during each fiscal year, although his bonus may not exceed 50% of the bonus he would have received for the relevant period if he were still the Chief Executive Officer.

If, prior to a Change of Control (as defined in his employment agreement), Mr. Swanson is terminated as Executive Chairman of the Board for any reason other than cause (as defined in his employment agreement) or if he resigns for Good Reason (as defined in his employment agreement), then all his unvested stock options and restricted stock will immediately vest, and he will receive continued payment of one year’s base salary and an annual target bonus payment (payable in equal installments over twelve months). Mr. Swanson’s target bonus will be calculated as the average of his previous four semi-annual bonus payments multiplied by two without giving effect to the proration mentioned above. Instead, Mr. Swanson’s base salary and target bonus will be calculated as if Mr. Swanson had performed services on a full-time basis. In addition, the

Company will reimburse Mr. Swanson for premiums paid for continuing group health and dental plan continuation coverage until the earlier of eighteen months from his termination and such time as Mr. Swanson and his dependents are covered by similar plans of a new employer.

If there is a Change of Control of the Company, Mr. Swanson will receive similar benefits to those he is entitled to receive if he is terminated other than for Cause or is terminated due to a voluntary termination for Good Reason, including immediate vesting in full of all his options and restricted stock and payment of one year’s salary and target bonuses but payable in a lump sum within five days of the Change of Control, and the reimbursement for continued health coverage will be extended to Mr. Swanson upon any subsequent termination of his employment regardless of whether or not he is terminated without Cause or he resigns for Good Reason.

In the event that Mr. Swanson voluntarily terminates his employment, then Mr. Swanson will receive the same benefits as if such voluntary termination was a voluntary termination for Good Reason.

In April 2015, the Company entered into an amendment to Mr. Swanson’s employment agreement to provide that if Mr. Swanson were to die or become disabled while still an employee of the Company, he or his heirs would receive the same benefits that he is entitled to receive if he voluntarily terminates his employment prior to either such event occurring.  The Board of Directors was concerned that Mr. Swanson’s employment agreement as previously written may have inadvertently provided him with an incentive to resign from the Company earlier than he might otherwise.  As the Board believes that Mr. Swanson possesses unique skills, talents, knowledge and experience that benefit the Company, the Board determined that amending his agreement to remove this possible adverse incentive was in the best interests of the Company and its stockholders.  In connection with the amendment, Mr. Swanson informed the Company that it was his intention to remain Executive Chairman and an employee of the Company for the foreseeable future.

The Company has a fractional ownership in two airplanes operated by NetJets, Inc. So long as Mr. Swanson is Executive Chairman of the Board, he is entitled to use the Company’s airplanes for personal use for up to 35% of the available flight time in any year. To the extent use of the airplanes results in imputed taxable income to Mr. Swanson, the Company will make additional payments to him, so that the net effect is the same as if no income were imputed to him.

If payments to Mr. Swanson under his employment agreement (together with any other payments or benefits Mr. Swanson receives) would trigger the excise tax provisions of Sections 280G and 4999 of the Code upon change of control of the Company, Mr. Swanson will be paid an additional amount, so that he receives, net of the excise taxes, the amount he would otherwise have been entitled to receive in their absence.    In August 2015, the Compensation Committee of the Board adopted a policy against future grants of such “tax gross-up” rights to any of the Company’s senior executive officers.  A copy of the policy is posted on the Company’s website at www.linear.com.

The following table describes the payments and/or benefits would owed by the Company to Mr. Swanson upon termination of employment in the following situations and for the following reasons.

		Termination
		Without
		Cause/Voluntary
	Voluntary	Resignation for
Compensation and Benefits	Resignation	Good Reason	ChangeinControl	Due to Death
Base Salary	$506,000	$506,000	$506,000	$506,000
Annual Incentive	2,412,000	2,412,000	2,412,000	2,412,000
Equity Awards
• Stock Options	–	–	–	–
• Restricted Stock(1)	6,714,760	6,714,760	6,714,760	6,714,760
Health Care Benefits	18,065	18,065	18,065	18,065

(1)	The value of accelerated awards is based on a share price of $45.37 per share as of June 26, 2015 multiplied by the number of awards unvested as of June 28, 2015.

Employment Agreement with the Chief Executive Officer

In August, 2009, the Company entered into an Employment Agreement with its Chief Executive Officer, Lothar Maier. While employed by the Company, Mr. Maier will receive a base salary at an annual rate of $405,000 (the “Base Salary”). The

Base Salary will be reviewed annually by the Compensation Committee for possible adjustment and has been subsequently increased to $580,000. Mr. Maier will be eligible to earn a target bonus under the Company’s Executive Bonus Plan as specified annually by the Compensation Committee. During his employment, Mr. Maier is eligible to participate in the employee benefits plans maintained by the Company that are applicable to other senior management of the Company to the full extent provided for by such plans.

If, at any time prior to a Change of Control (as defined in his employment agreement), Mr. Maier’s employment with the Company terminates due to a voluntary termination for Good Reason (as defined in his employment agreement) or an involuntary termination by the Company other than for Cause (as defined in his employment agreement), then, subject to Mr. Maier signing and not revoking a mutual release of claims with the Company, and subject to Mr. Maier’s compliance with the provisions of the employment agreement (including continued compliance with the terms of the Confidential Information and Invention Assignment Agreement and a twelve month non-solicit provision): (i) all of Mr. Maier’s Company stock options, restricted stock and other equity awards will immediately vest as to 75% of the then unvested amount of such awards, (ii) Mr. Maier will receive continued payment of severance pay for twelve months at a rate equal to his Base Salary as in effect on the date of termination, plus the average bonus paid to Mr. Maier for the two twelve month bonus periods prior to the date of such termination (collectively, the “Severance Payment”), and (iii) if Mr. Maier elects continuation coverage pursuant to COBRA for himself and his covered dependents, the Company will reimburse Mr. Maier for the COBRA premiums for such coverage for the lesser of (A) eighteen months, or (B) the date upon which Mr. Maier and his covered dependents are covered by similar plans of Mr. Maier’s new employer.

If Mr. Maier’s employment terminates and such termination is due to a voluntary termination (other than for Good Reason), for Cause, or due to Mr. Maier’s Disability (as defined in his employment agreement), then (i) all payments of compensation to Mr. Maier will terminate (except as to amounts already earned), and (ii) all vesting of Mr. Maier’s Company stock options, restricted stock and other equity awards will terminate immediately. If Mr. Maier’s employment terminates due to his death, then (i) all payments of compensation to Mr. Maier will terminate (except as to amounts already earned), and (ii) all vesting of Mr. Maier’s Company stock options, restricted stock and other equity awards will immediately accelerate as to 50% of the then unvested portion of such awards, and all subsequent vesting of Mr. Maier’s stock options, restricted stock and other equity awards will terminate immediately.

In the event of a Change of Control, Mr. Maier will receive the same benefits as if Mr. Maier were terminated due to a voluntary termination for Good Reason or an involuntary termination by the Company other than for Cause described above, provided that the Severance Payment will be payable in a lump-sum within five days following the Change of Control and the COBRA coverage will be extended to Mr. Maier upon any subsequent termination of his employment, regardless if such termination is for Cause or for Good Reason. If Mr. Maier’s tenure as the Company’s Chief Executive Officer terminates following a Change of Control, Mr. Maier will not be entitled to any additional compensation (except as to amounts already earned and the benefits due).

The following table describes the payments and/or benefits would owed by the Company to Mr. Maier upon termination of employment in the following situations and for the following reasons.

		Termination
		Without Cause /
		Voluntary
	Voluntary	Resignation for
Compensation and Benefits	Resignation	Good Reason	Change-in-Control	Due to Death
Base Salary	–	$580,000	$580,000	$–
Annual Incentive	–	1,799,500	1,799,500	–
Equity Awards
• Stock Options	–	–	–	–
• Restricted Stock(1)	–	7,622,160	7,622,160	5,081,440
Health Care Benefits	–	18,065	18,065	–

(1)	The value of accelerated awards is based on a share price of $45.37 per share as of June 26, 2015 multiplied by the number of awards unvested as of June 28, 2015.

Employment Agreement with Chief Technical Officer

The employment agreement with Mr. Dobkin, the Company’s Vice President of Engineering and Chief Technical Officer, originally provided for an annual base salary of $280,000 at the time the agreement was entered into. Mr. Dobkin’s annual base salary is subject to annual adjustment by the Compensation Committee, and has been subsequently increased to 438,521. He is also entitled to bonuses pursuant to the Company’s Executive Bonus Plan.

If, prior to a Change of Control (as defined in his employment agreement), Mr. Dobkin is terminated by the Company for any reason other than Cause (as defined in his employment agreement), or voluntarily terminates his employment for Good Reason (as defined in his employment agreement), then he will receive continued payments of six month’s base salary plus 50% of his annual target bonus, and his stock options and restricted stock will immediately vest to the extent they would have vested had he remained employed by the Company for an additional six months. In addition, the Company will pay for Mr. Dobkin’s continuation coverage (if so elected) pursuant to COBRA until the earlier of six months from his termination and such time as he and his dependents are covered by similar plans of a new employer.

If, after a Change of Control (as defined in his employment agreement), Mr. Dobkin is terminated for any reason other than Cause, or voluntarily terminates his employment for Good Reason, then 50% of his then unvested stock options and restricted stock will immediately vest, and he will receive continued payments of one year’s base salary and 50% of his annual target bonus. In addition, the Company will pay for Mr. Dobkin’s continuation coverage pursuant to COBRA until the earlier of twelve months from his termination and such time as he and his dependents are covered by similar plans of a new employer.

If Mr. Dobkin should die while employed by the Company, 50% of his then unvested restricted stock and options will vest immediately.

If payments to Mr. Dobkin under his employment agreement (together with any other payments or benefits he receives) would trigger the excise tax provisions of Sections 280G and 4999 of the Code upon a change in control of the Company, and such payments are less than 3.59 multiplied by his “base amount” (as defined in Section 280G), then the payments will be reduced so that no portion of the payments will be subject to excise tax under Section 4999. If payments under Mr. Dobkin’s employment agreement (together with any other payments or benefits he receives) would exceed 3.59 multiplied by his “base amount,” then Mr. Dobkin will be paid an additional amount so that he receives, net of the excise taxes, the amount he would otherwise have been entitled to receive in their absence.

The following table describes the payments and/or benefits would be owed by the Company to Mr. Dobkin upon termination of employment in the following situations and for the following reasons.

		Termination
		Without
		Cause/Voluntary
	Voluntary	Resignation for	Termination after
Compensation and Benefits	Resignation	Good Reason	Change-in-Control	Due to Death
Base Salary	–	$219,261	$438,521	$–
Annual Incentive	–	390,000	390,000	–
Equity Awards
• Stock Options	–	–	–	–
• Restricted Stock(1)	–	362,960	1,814,800	1,814,800
Health Care Benefits	–	6,022	12,044	–

(1)	The value of accelerated awards is based on a share price of $45.37 per share as of June 26, 2015 multiplied by the number of awards unvested as of June 28, 2015.

Employment Agreement with the Former Chief Financial Officer

Prior to his departure at fiscal year-end, Mr. Coghlan, our former Chief Financial Officer, had an employment agreement that entitled him to receive severance and change-in-control benefits similar to those of Mr. Dobkin in certain circumstances, as detailed in our proxy statements for previous fiscal years.

Mr. Coghlan resigned as Chief Financial Officer effective June 28, 2015.  Mr. Coghlan agreed to provide transitional services to the Company as an employee until approximately July 15, 2015 pursuant to a Transition Agreement, and thereafter through the end of fiscal year 2016 as a consultant pursuant to a Consulting Agreement. Under the Consulting Agreement, Mr. Coghlan receives a consulting fee of $160,000 for the year of service, payable in equal monthly installments.  Mr. Coghlan’s  outstanding equity awards at the time of his resignation continue to vest over the term of the Consulting Agreement.  Mr. Coghlan may terminate the Consulting Agreement at any time, and Linear may terminate it for cause, in each of which cases all payment of the consulting fee and vesting of the equity awards cease.  In the event of a change in control of Linear or Mr. Coghlan’s death, Mr. Coghlan,  or his estate, will receive a lump sum payment equal to the total remaining monthly consulting fee payments, and the vesting of his equity awards will accelerate to the extent they would have vested through July 3, 2016.

Compensation Committee Interlocks and Insider Participation

No executive officer of the Company served on the compensation committee of another entity or on any other committee of the board of directors of another entity performing similar functions during the last fiscal year.

TRANSACTIONS WITH RELATED PERSONS

In accordance with the Code of Business Conduct and Ethics and the charter for the Audit Committee of the Board of Directors, the Audit Committee reviews and approves in advance in writing any proposed related person transactions. Significant related person transactions, as determined by the Audit Committee, must be reviewed and approved in writing in advance by our Board of Directors. Any such related person transaction will be disclosed in the applicable SEC filing to the extent required by the rules of the SEC. For purposes of these procedures, “related person” and “transaction” have the meanings contained in Item 404 of Regulation S-K.

The Company has entered into change of control agreements with four of its Named Executive Officers. These are discussed under “Executive Compensation — Employment Agreements”.

The Company has entered into agreements to indemnify its directors and officers, in addition to the indemnification provided for in the Company’s certificate of incorporation and Bylaws. These agreements, among other things, provide for indemnification of the Company’s directors and executive officers and reimbursement of many expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by such persons in any action or proceeding, including any action by or in the right of the Company, arising out of such person’s services as a director or officer of the Company, any subsidiary of the Company or any other company or enterprise to which the person provided services at the Company’s request.

SECTION 16 BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s officers and directors, and persons who own more than ten percent of the Company’s common stock, to file reports of ownership on Form 3 and of changes in ownership on Forms 4 or 5 with the SEC and the Financial Industry Regulatory Authority (“FINRA”). Executive officers, directors and ten percent stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file.

The Company reviews copies of any such forms it receives, as well as written representations from reporting persons that no Forms 5 were required for such persons. Based solely upon this review, the Company believes that its executive officers, directors and ten percent stockholders complied with all applicable Section 16(a) filing requirements during the fiscal year ended June 28, 2015.

AUDIT COMMITTEE REPORT

The following is the Audit Committee’s report submitted to the Board of Directors for the fiscal year ended June 28, 2015:

The Audit Committee of the Board of Directors has:

•	reviewed and discussed the Company’s audited financial statements for the fiscal year ended June 28, 2015 with the Company’s management;
•

reviewed and discussed with Ernst & Young LLP, the Company’s independent registered public accounting firm, the materials required to be discussed by Statement of Auditing Standard 114, “The Auditor’s Communication With Those Charged With Governance.”; and

•

reviewed the written disclosures and the letter from Ernst & Young LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence and discussed with Ernst & Young LLP its independence.

Based on the Audit Committee’s review of the matters noted above and its discussions with the Company’s independent registered public accounting firm and the Company’s management, the Audit Committee has recommended to the Board of Directors that the Company’s financial statements for the fiscal year ended June 28, 2015 be included in the Company’s  2015 Annual Report on Form 10-K.

The Audit Committee and the Board also have recommended, subject to stockholder ratification, the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending July 3, 2016.

Respectfully submitted by:

THE AUDIT COMMITTEE
September 17, 2015

Thomas S. Volpe, Chairman
David S. Lee
Richard M. Moley
John J. Gordon

OTHER MATTERS

The Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting or any adjournment or postponement thereof, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors may recommend.

BY ORDER OF THE BOARD OF DIRECTORS

Dated: September 17, 2015

Directions
Linear Technology Corporation 2015 Annual Meeting of Stockholder
Wednesday, November 4, 2015 at 3:00 p.m., local time
Corporate Headquarters 720 Sycamore Drive, Milpitas, California 95035

From San Francisco

•	Take US-101 South
•	Take the exit onto CA-237 East toward Alviso/Milpitas
•	Take the McCarthy Blvd exit from CA-237 East
•	Turn right onto McCarthy Boulevard
•	Continue on McCarthy Boulevard.
•	Turn left onto Sycamore Drive
•	Proceed to 720 Sycamore Drive and enter the Corporate Headquarters building

From San Jose

•	Take I-880 North
•	Take the Montague Expressway exit from I-880 North
•	Turn Right onto McCarthy Blvd.
•	Turn right onto Sycamore Drive
•	Proceed to 720 Sycamore Drive and enter the Corporate Headquarters building

Appendix A

LINEAR TECHNOLOGY CORPORATION

2005 EMPLOYEE STOCK PURCHASE PLAN

(as amended September 16, 2015)

The following constitute the provisions of the Company’s Employee Stock Purchase Plan.

1. Purpose.  The purpose of the Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company through accumulated Contributions.  It is the intention of the Company to have the Plan qualify as an “Employee Stock Purchase Plan” under Section 423 of the Code.  The provisions of the Plan, accordingly, will be construed so as to extend and limit participation in a uniform and nondiscriminatory basis consistent with the requirements of Section 423 of the Code.

2. Definitions.
(a) “Board” will mean the Board of Directors of the Company.
(b) “Change in Control” will mean the occurrence of any of the following events:

(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or

(ii) The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; or

(iii) The consummation of a merger or consolidation of the Company, with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company, or such surviving entity or its parent outstanding immediately after such merger or consolidation; or

(iv) A change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the Directors are Incumbent Directors.  “Incumbent Directors” means Directors who either (A) are Directors as of the effective date of the Plan, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of Directors of the Company).

(c) “Code” will mean the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code herein will be a reference to any successor or amended section of the Code.

(d) “Committee” means the Board or any standing committee of the Board that oversees, has responsibility for and has decision-making authority regarding the operation and implementation of the Plan, in accordance with Section 14 hereof.

(e) “Common Stock” will mean the common stock of the Company.
(f) “Company” will mean Linear Technology Corporation, a Delaware corporation.
(g) “Compensation” will mean all base straight time gross earnings, exclusive of payments for overtime, shift premium, incentive compensation, incentive payments, bonuses and other compensation.

(h) “Contributions” will mean the payroll deductions and other additional payments to the Company that the Company may permit to be made by a participant to fund the exercise of options granted pursuant to the Plan.

(i) “Designated Subsidiary” will mean any Subsidiary selected by the Committee as eligible to participate in the Plan.

(j) “Director” will mean a member of the Board.

(k) “Eligible Employee” will mean any individual who is a common law employee of an Employer and whose customary employment with the Employer is at least twenty (20) hours per week and more than five (5) months in any calendar year, or any lesser number of hours per week and/or number of months in any calendar year established by the Committee (if required under applicable local law) for purposes of any separate Offering.  For purposes of the Plan, the employment relationship will be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Employer.  Where the period of leave exceeds three (3) months and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship will be deemed to have terminated three (3) months and one (1) day following the start of such leave.  The Committee, in its discretion, from time to time may, prior to an Offering Date for all options to be granted on such Offering Date, determine (on a uniform and nondiscriminatory basis) that the definition of Eligible Employee will or will not include an individual if he or she: (1) has not completed at least two years of service since his or her last hire date (or such lesser period of time as may be determined by the Committee in its discretion), (2) customarily works not more than twenty (20) hours per week (or such lesser period of time as may be determined by the Committee in its discretion), (3) customarily works not more than five (5) months per calendar year (or such lesser period of time as may be determined by the Committee in its discretion), or (4) is a highly compensated employee under Section 414(q) of the Code with compensation above a certain level or who is an officer or subject to the disclosure requirements of Section 16(a) of the Exchange Act, provided the exclusion is applied with respect to each Offering in an identical manner to all highly compensated individuals of the Employer whose Eligible Employees are participating in that Offering.

(l) “Employer” will mean any one or all of the Company and its Designated Subsidiaries.
(m) “Exchange Act” will mean the Securities Exchange Act of 1934, as amended.

(n) “Exercise Date” means such dates as may be determined by the Committee (in its discretion and on a uniform and nondiscriminatory basis) from time to time prior to an Offering Date for all options to be granted on such Offering Date.  Until the Committee provides otherwise, the Exercise Date will be the last Trading Day of each Offering Period.

(o) “Fair Market Value” will mean, as of any date and unless the Committee determines otherwise, the value of Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market of The Nasdaq Stock Market, its Fair Market Value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the date of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable;

(ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value will be the mean of the closing bid and asked prices for the Common Stock on the date of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

(iii) In the absence of an established market for the Common Stock, the Fair Market Value thereof will be determined in good faith by the Committee.

(p) “Offering” will mean an offer under the Plan of an option that may be exercised during an Offering Period as further described in Section 4.  For purposes of this Plan, the Committee may designate separate Offerings under the Plan (the terms of which need not be identical) in which Eligible Employees of one or more Employers will participate, even if the dates of the applicable Offering Periods of each such Offering are identical.

(q) “Offering Date” will mean the first Trading Day of each Offering Period.

(r) “Offering Periods” will mean the periods during which an option granted pursuant to the Plan may be exercised.  The duration and timing of Offering Periods will be determined by the Committee in its sole discretion pursuant to Section 4.

(s) “Parent” will mean a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.
(t) “Plan” will mean this Employee Stock Purchase Plan.

(u) “Purchase Price” will mean the price per share of Common Stock of the shares purchased under any option granted under the Plan as the Committee may determine from time to time, in its discretion and on a uniform and nondiscriminatory basis.  However, in no event will the price be less than eighty-five percent (85%) of the lower of:

(i) the Fair Market Value per share of Common Stock on the Offering Date; or
(ii) the Fair Market Value per share of Common Stock on the Exercise Date.
(v) “Subsidiary” will mean a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.
(w) “Trading Day” will mean a day on which national stock exchanges and the Nasdaq System are open for trading.
1. Eligibility.

(a) General.    Any individual who is an Eligible Employee as of the Offering Date of any Offering Period will be eligible to participate in such Offering Period, subject to the requirements of Section 5.  Eligible Employees who are citizens or residents of a non-U.S. jurisdiction may be excluded from participation in the Plan or an Offering if the participation of such Eligible Employees is prohibited under the laws of the applicable jurisdiction or if complying with the laws of the applicable jurisdiction would cause the Plan or an Offering to violate Section 423 of the Code.

(b) Limitations.  Any provisions of the Plan to the contrary notwithstanding, no Eligible Employee will be granted an option under the Plan (i) to the extent that, immediately after the grant, such Eligible Employee (or any other person whose stock would be attributed to such Eligible Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company or any Parent or Subsidiary of the Company and/or hold outstanding options to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Parent or Subsidiary of the Company, or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans of the Company or any Parent or Subsidiary of the Company accrues at a rate which exceeds Twenty-Five Thousand Dollars ($25,000) worth of stock (determined at the Fair Market Value of the shares of Common Stock at the time such option is granted) for each calendar year in which such option is outstanding at any time, as determined in accordance with Section 423 of the Code and the regulations thereunder.

2. Offering Periods.  Each Offering Period under the Plan will expire on the earliest to occur of (a) the completion of the purchase of shares on the last Exercise Date occurring within twenty-seven (27) months of the Offering Date of such option, (b) such shorter option period as may be established by the Committee from time to time, in its discretion and on a uniform and nondiscriminatory basis, prior to an Offering Date for all options to be granted on such Offering Date, or (c) the date on which the Eligible Employee ceases to be a participant under the Plan; provided, however, that the first Offering Period under the Plan will not commence until the effective date of the filing of the Company’s Registration Statement on Form S-8 with respect to the shares of Common Stock issuable under the Plan.

3. Participation.  An Eligible Employee may become a participant in the Plan by completing an enrollment agreement authorizing Contributions in the form determined by the Committee (or through such other electronic or other enrollment procedure prescribed by the Committee) and filing it with the Company’s payroll office (or its designee) on or before a date prescribed by the Committee prior to the applicable Offering Date.

4. Contributions.

(a) At the time a participant files his or her subscription agreement, he or she will elect to have payroll deductions made on each pay day or other Contributions (to the extent permitted by the Committee) made during the Offering Period in an amount not less than 5% and not exceeding 10% of the Compensation which he or she receives on each pay day during the Offering Period or in such other amount as the Committee may determine (on a uniform and nondiscriminatory basis).  The Committee, in its sole discretion, may permit all participants in a specified Offering to contribute amounts to the Plan through payment by cash, check or other means set forth in the subscription agreement prior to each Exercise Date of each Offering Period, provided that payment through means other than payroll deductions shall be permitted only if the participant has not already had the maximum permitted amount withheld through payroll deductions during the Offering Period.  A participant’s subscription agreement will remain in effect for successive Offering Periods unless terminated as provided in Section 10 hereof.

(b) Payroll deductions for a participant will commence on the first payday following the Offering Date and will end on the last payday in the Offering Period to which such authorization is applicable, unless sooner terminated by the participant as provided in Section 10 hereof.

(c) All Contributions made for a participant will be credited to his or her account under the Plan and will be made in whole percentages only.  A participant may not make any additional payments into such account.

(d) A participant may discontinue his or her participation in the Plan as provided in Section 10, or may decrease the rate of his or her Contributions during the Offering Period by (i) properly completing and submitting to the Company’ s payroll office (or its designee), on or before a date prescribed by the Committee prior to an applicable Exercise Date, a new subscription agreement authorizing the change in Contribution rate in the form provided by the Committee for such purpose, or (ii) following an electronic or other procedure prescribed by the Committee.  If a participant has not followed such procedures to change the rate of Contributions, the rate of his or her Contributions will continue at the originally elected rate throughout the Offering Period and future Offering Periods (unless terminated as provided in Section 10).  The Committee may, in its sole discretion, change the nature and/or number of Contribution rate changes that may be made by participants during any Offering Period.  Any change in payroll deduction rate made pursuant to this Section 6(d) will be effective as soon as practicable after the Committee processes a given change in payroll deduction rate.

(e) Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(b) hereof, a participant’s Contributions may be decreased to zero percent (0%) at any time during an Offering Period.  Contributions will recommence at the rate provided in such participant’s subscription agreement at the beginning of the first Offering Period which is scheduled to end in the following calendar year, unless terminated by the participant as provided in Section 10 hereof.

(f) Notwithstanding any provisions to the contrary in the Plan, the Committee may allow Eligible Employees to participate in the Plan via cash contributions instead of payroll deductions if (i) payroll deductions are not permitted under applicable local law, and (ii) the Committee determines that cash contributions are permissible under Section 423 of the Code.

(g) At the time the option is exercised, in whole or in part, or at the time some or all of the Company’s Common Stock issued under the Plan is disposed of, the participant must make adequate provision for the Company’s federal, state, or other tax withholding obligations, if any, which arise upon the exercise of the option or the disposition of the Common Stock.  At any time, the Company may, but will not be obligated to, withhold from the participant’s compensation the amount necessary for the Company to meet applicable withholding obligations, including any withholding required to make available to the Company any tax deductions or benefits attributable to the sale or early disposition of Common Stock by the Eligible Employee.  In addition, the Company or the Employer, may, but will not be obligated to, withhold from the proceeds of the sale of Common Stock or any other method of withholding the Company or the Employer deems appropriate to the extent permitted by U.S. Treasury Regulation Section 1.423-2(f).

5. Grant of Option.  On the Offering Date of each Offering Period, each Eligible Employee participating in such Offering Period will be granted an option to purchase on each Exercise Date during such Offering Period (at the applicable Purchase Price) up to a number of shares of the Company’s Common Stock determined by dividing such Eligible Employee’s Contributions accumulated prior to such Exercise Date and retained in the Participant’s account as of the Exercise Date by the applicable Purchase Price; provided that in no event will an Eligible Employee be permitted to purchase during each Offering Period more than 300 shares of the Company’s Common Stock (subject to any adjustment pursuant to Section 19), and provided further that such purchase will be subject to the limitations set forth in Sections 3(b) and 13 hereof.  The Eligible Employee may accept the grant of such option with respect to any Offering Period under the Plan, by electing to participate in the Plan in accordance with the requirements of Section 5.  The Committee may, for future Offering Periods, increase or decrease, in its absolute discretion, the maximum number of shares of the Company’s Common Stock an Eligible Employee may purchase during each Offering Period.  Exercise of the option will occur as provided in Section 8 hereof, unless the participant has withdrawn pursuant to Section 10 hereof.  The option will expire on the last day of the Offering Period or such earlier time as the Committee may determine pursuant to Section 20.

6. Exercise of Option.

(a) Unless a participant withdraws from the Plan as provided in Section 10 hereof, his or her option for the purchase of shares will be exercised automatically on the Exercise Date, and the maximum number of full shares subject to the option will be purchased for such participant at the applicable Purchase Price with the accumulated Contributions in his or her account.  No fractional shares will be purchased; any Contributions accumulated in a participant’s account which are not sufficient to purchase a full share will be retained in the participant’s account for the subsequent Offering Period, subject to earlier withdrawal by the participant as provided in Section 10 hereof.  Any other funds left over in a participant’s account after the Exercise Date will be returned to the participant.  During a participant’s lifetime, a participant’s option to purchase shares hereunder is exercisable only by him or her.

(b) If the Committee determines that, on a given Exercise Date, the number of shares with respect to which options are to be exercised may exceed (i) the number of shares of Common Stock that were available for sale under the Plan on the Offering Date of the applicable Offering Period, or (ii) the number of shares available for sale under the Plan on such Exercise Date, the Committee may in its sole discretion provide that the Company will make a pro rata allocation of the shares of Common Stock available for purchase on such Exercise Date in as uniform a manner as will be practicable and as it will determine in its sole discretion to be equitable among all participants exercising options to purchase Common Stock on such Exercise Date.  The Company may make a pro rata allocation of the shares available on the Offering Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional shares for issuance under the Plan by the Company’s stockholders subsequent to such Offering Date.

7. Delivery.  As soon as reasonably practicable after each Exercise Date on which a purchase of shares occurs, the Company will arrange the delivery to each participant the shares purchased upon exercise of his or her option in a form determined by the Committee.  No participant will have any voting, dividend, or other stockholder rights with respect to shares of Common Stock subject to any option granted under the Plan until such shares have been purchased and delivered to the participant as provided in this Section 9.

8. Withdrawal.

(a) Under procedures established by the Committee, a participant may withdraw all but not less than all the Contributions credited to his or her account and not yet used to exercise his or her option under the Plan at any time by (i) submitting to the Company’s payroll office (or its designee) a written notice of withdrawal in the form prescribed by the Committee for such purpose, or (ii) following an electronic or other withdrawal procedure prescribed by the Committee. All of the participant’s Contributions credited to his or her account will be paid to such participant as promptly as practicable after the effective date of his or her withdrawal and such participant’s option for the Offering Period will be automatically terminated, and no further Contributions for the purchase of shares will be made for such Offering Period.  If a participant withdraws from an Offering Period, Contributions will not resume at the beginning of the succeeding Offering Period unless the participant re-enrolls in the Plan in accordance with the provisions of Section 5.

(b) A participant’s withdrawal from an Offering Period will not have any effect upon his or her eligibility to participate in any similar plan which may hereafter be adopted by the Company or in succeeding Offering Periods which commence after the termination of the Offering Period from which the participant withdraws.

9. Termination of Employment.  Upon a participant’s ceasing to be an Eligible Employee, for any reason, he or she will be deemed to have elected to withdraw from the Plan and the Contributions credited to such participant’s account during the Offering Period but not yet used to purchase shares of Common Stock under the Plan will be returned to such participant or, in the case of his or her death, to the person or persons entitled thereto under Section 15, and such participant’s option will be automatically terminated.  The preceding sentence notwithstanding, a participant who receives payment in lieu of notice of termination of employment will be treated as continuing to be an Eligible Employee for the participant’s customary number of hours per week of employment during the period in which the participant is subject to such payment in lieu of notice.

10. Interest.  No interest will accrue on the Contributions of a participant in the Plan, except as may be required by applicable law, as determined by the Company, and if so required by the laws of a particular jurisdiction, will apply to all participants in the relevant Offering except to the extent otherwise permitted by U.S. Treasury Regulation Section 1.423-2(f).

11. Stock.

(a) Subject to adjustment upon changes in capitalization of the Company as provided in Section 19, the maximum number of shares of Common Stock which are authorized to be sold under the Plan since its adoption is 5,000,000 shares of Common Stock.

(b) Until the shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), a participant will only have the rights of an unsecured creditor with respect to such shares, and no right to vote or receive dividends or any other rights as a stockholder will exist with respect to such shares.

(c) Shares to be delivered to a participant under the Plan will be registered in the name of the participant or in the name of the participant and his or her spouse.

12. Oversight and Authority.  The Committee will oversee the Plan and will have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to designate separate Offerings under the Plan, to determine eligibility, to adjudicate all disputed claims filed under the Plan and to establish such procedures that it deems necessary for oversight of the Plan (including, without limitation, to adopt such procedures and sub-plans as are necessary or appropriate to permit the participation in the Plan by employees who are foreign nationals or employed outside the United States).  Unless otherwise determined by the Committee, the Eligible Employees eligible to participate in each such sub-plan will participate in a separate Offering.  The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate to one or more individuals all or any part of its authority and powers under the Plan.  Every finding, decision and determination made by the Committee (or its designee) will, to the full extent permitted by law, be final and binding upon all parties.

13. Designation of Beneficiary.

(a) A participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the participant’s account under the Plan in the event of such participant’s death subsequent to an Exercise Date on which the option is exercised but prior to delivery to such participant of such shares and cash.  In addition, a participant may file a written designation of a beneficiary who is to receive any cash from the participant’s account under the Plan in the event of such participant’s death prior to exercise of the option.  If a participant is married and the designated beneficiary is not the spouse, spousal consent will be required for such designation to be effective.

(b) Such designation of beneficiary may be changed by the participant at any time by written notice.  In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant’s death, the Company will deliver such shares and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

(c) All beneficiary designations will be in such form and manner as the Committee may designate from time to time.  Notwithstanding Sections 15(a) and (b) above, the Company and/or the Committee may decide not to permit such designations by participants in non-U.S. jurisdictions to the extent permitted by U.S. Treasury Regulation Section 1.423-2(f).

14. Transferability.  Neither Contributions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 15 hereof) by the participant.  Any such attempt at assignment, transfer, pledge or other disposition will be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 10 hereof.

15. Use of Funds.  All Contributions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company will not be obligated to segregate such Contributions, except under Offerings in which applicable local law requires that Contributions to the Plan by participants be segregated from the Company’s general corporate funds and/or deposited with an independent third party for participants in non-U.S. jurisdictions.  Until shares are issued, participants will only have the rights of an unsecured creditor.

16. Reports.  Individual accounts will be maintained for each participant in the Plan.  Statements of account will be given to participating Eligible Employees at least annually, which statements will set forth the amounts of Contributions, the Purchase Price, the number of shares purchased and the remaining cash balance, if any.

17. Adjustments, Dissolution, Liquidation, Merger or Change in Control.

(a) Adjustments.  In the event that any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Common Stock or other securities of the Company, or other change in the corporate structure of the Company affecting the Common Stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee will adjust the number and class of Common Stock which may be delivered under the Plan and the Purchase Price per share and the number of shares of Common Stock covered by each option under the Plan which has not yet been exercised and the numerical limits of Sections 7 and 13.

(b) Dissolution or Liquidation.  In the event of the proposed dissolution or liquidation of the Company, the Offering Period then in progress will be shortened by setting a new Exercise Date (the “New Exercise Date”), and will terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Committee.  The New Exercise Date will be before the date of the Company’s proposed dissolution or liquidation.  The Committee will notify each participant in writing or electronically that the Exercise Date for the participant’s option has been changed to the New Exercise Date and that the participant’s option will be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Section 10 hereof.

(c) Merger or Change in Control.  In the event of a merger or Change in Control, each outstanding option will be assumed or an equivalent option substituted by the successor corporation or a Parent or Subsidiary of the successor corporation.  In the event that the successor corporation refuses to assume or substitute for the option, any Offering Periods then in progress will be shortened by setting a new Exercise Date (the “New Exercise Date”) and any Offering Periods then in progress will end on the New Exercise Date.  The New Exercise Date will be before the date of the Company’s proposed merger or Change of Control.  The Committee will notify each participant in writing or electronically prior to the New Exercise Date, that the Exercise Date for the participant’s option has been changed to the New Exercise Date and that the participant’s option will be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Section 10.

18. Amendment or Termination.

(a) The Committee may at any time and for any reason terminate or amend the Plan, including the termination of any Offering Period then outstanding.  Except as provided in Section 19, no such termination can affect options previously granted under the Plan, provided that an Offering Period may be terminated by the Committee on or prior to any Exercise Date if the Committee determines that the termination, suspension or amendment of the Plan is in the best interests of the Company and its stockholders.  Except as provided in Section 19 and this Section 20, no amendment may make any change in any option theretofore granted which adversely affects the rights of any participant.  To the extent necessary to comply with Section 423 of the Code (or any successor rule or provision or any other applicable law, regulation or stock exchange rule), the Company will obtain stockholder approval in such a manner and to such a degree as required.

(b) Without stockholder consent and without regard to whether any participant rights may be considered to have been “adversely affected,” the Committee will be entitled to change or terminate outstanding or prospective Offering Periods, designate separate Offerings, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit Contributions in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company’ s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each participant properly correspond with Contribution amounts, and establish such other limitations or procedures as the Committee determines in its sole discretion advisable which are consistent with the Plan.

(c) In the event the Committee determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Board may, in its discretion and, to the extent necessary or desirable, modify, amend or terminate the Plan to reduce or eliminate such accounting consequence including, but not limited to:

(i) altering the Purchase Price for any Offering Period including an Offering Period underway at the time of the change in Purchase Price;

(ii) shortening any outstanding or prospective Offering Period so that Offering Period ends on a new Exercise Date or terminating any outstanding Offering Period and returning contributions made through such date to participants; and

(iii) allocating shares.

Such modifications or amendments will not require stockholder approval or the consent of any Plan participants.

19. Notices.  All notices or other communications by a participant to the Company under or in connection with the Plan will be deemed to have been duly given when received in the form and manner specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

20. Conditions Upon Issuance of Shares.  Shares will not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto will comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and will be further subject to the approval of counsel for the Company with respect to such compliance.

As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

21. Term of Plan.  The Plan will become effective upon the earlier to occur of its adoption by the Board of Directors or its approval by the stockholders of the Company.  It will continue in effect until terminated under Section 20 hereof.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors	For	Against	Abstain
01 Robert H. Swanson, Jr.	☐	☐	☐
02 Lothar Maier	☐	☐	☐
03 Arthur C. Agnos	☐	☐	☐
04 John J. Gordon	☐	☐	☐
05 David S. Lee	☐	☐	☐
06 Richard M. Moley	☐	☐	☐
07 Thomas S. Volpe	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000256360_1 R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com .

LINEAR TECHNOLOGY CORPORATION
Annual Meeting of Stockholders
November 4, 2015 3:00 PM
This proxy is solicited by the Board of Directors

The undersigned stockholder hereby appoints Lothar Maier and Donald Zerio, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of LINEAR TECHNOLOGY CORPORATION that the stockholder is entitled to vote at the Annual Meeting of Stockholder to be held at 3:00 PM, PDT on November 4, 2015, at the Company's principal executive offices, located at 720 Sycamore Drive, Milpitas, California, 95035, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE SPECIFIED NOMINEES AS DIRECTORS IN ITEM 1 AND FOR ITEMS 2, 3, AND 4. WHETHER OR NOT DIRECTION IS MADE, THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE DISCRETION OF THE PROXY HOLDERS UPON SUCH OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OF STOCKHOLDERS OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

Continued and to be signed on reverse side

0000256360_2 R1.0.0.51160